                                                                    Exhibit 10.3

                             CONTRIBUTION AGREEMENT

                                      AMONG

                  YOUNG & RUBICAM INC., a New York corporation

                              YOUNG & RUBICAM L.P.

                          YOUNG & RUBICAM HOLDINGS INC.

                  YOUNG & RUBICAM INC., a Delaware corporation

                               HELLMAN & FRIEDMAN
                           CAPITAL PARTNERS III, L.P.

                         H&F ORCHARD PARTNERS III, L.P.

                      H&F INTERNATIONAL PARTNERS III, L.P.

                                       AND

                         THE OTHER PARTIES NAMED HEREIN

                             Dated October 30, 1996

                                TABLE OF CONTENTS



                                                                          Page
                                                                          ----

                                    ARTICLE I

Definitions................................................................  3


                                   ARTICLE II

The Closing................................................................  13
                           1.       2.
            2.1       The Closing Date.....................................  13
            2.2       Pre-Closing Actions..................................  13
            2.3       The Closing..........................................  14
            2.4       Immediate Post-Closing Actions.......................  14
            2.5       Reincorporation Merger...............................  15
            2.6       Special Compensation Arrangements....................  15


                                   ARTICLE III

Representations and Warranties of the Company and the Partnership..........  16
                                    3.
            3.1       Organization of the Company..........................  16
            3.2       Organization of Subsidiaries.........................  16
            3.3       Authorization of Agreements..........................  16
            3.4       Capitalization.......................................  17
            3.5       Compliance with Other Instruments....................  19
            3.6       Financial Statements.................................  20
            3.7       Absence of Certain Changes or Events.................  21
            3.8       Properties...........................................  22
            3.9       Intellectual Property................................  23
           3.10       Employee Benefit Plans...............................  24
           3.11       Taxes................................................  26
           3.12       Compliance with Laws.................................  26
           3.13       Compliance with Charter and Contracts................  27
           3.14       Litigation...........................................  28
           3.15       Client Relations.....................................  28
           3.16       Accounts Receivable; Work-in-Process;
                        Accounts Payable...................................  28
           3.17       Affiliated Transactions..............................  29
           3.18       Brokers and Finders..................................  29


                                      (i)

           3.19       Disclosure Documents.................................  29


                                   ARTICLE IV

Representations and Warranties of Holdings and Y&R DEL.....................  30
                                    4.
            4.1       Organization of Holdings and Y&R DEL.................  30
            4.2       Authorization of Agreements..........................  30
            4.3       Capitalization.......................................  31
            4.4       Compliance with Other Instruments....................  31
            4.5       Brokers and Finders..................................  31
            4.6       No Prior Activities..................................  31


                                    ARTICLE V

Representations and Warranties of the HFCP Investors.......................  32

                                    5.
            5.1       Organization of the HFCP Investors...................  32
            5.2       Authorization of Agreements..........................  32
            5.3       Compliance with Other Instruments....................  32
            5.4       Brokers and Finders..................................  33
            5.5       Investment Intent....................................  33
            5.6       HFCP Investors Disclosure............................  33
            5.7       Plan Assets..........................................  34
            5.8       Section 280G Requirement.............................  34


                                   ARTICLE VI

Additional Covenants and Agreements........................................  34
                                    6.
            6.1       Interim Conduct of Business of the Company...........  34
            6.2       Access to Information................................  34
            6.3       Further Assurances...................................  35
            6.4       Offers and Mergers...................................  36
            6.5       Brand Asset(R) Valuator..............................  37
            6.6       Amendments to Preserve Tax Treatment.................  37
            6.7       NYBCL Section 912 and DGCL Section 203...............  38
            6.8       Indemnification for Certain Claims...................  38
            6.9       Plan Assets..........................................  38
           6.10       Waiver of Nonlapse Restrictions......................  38
           6.11       Amendment of Disclosure Letters......................  38


                                      (ii)

                                   ARTICLE VII

Conditions.................................................................  39
                                    7.
            7.1       Conditions to Each Party's Obligations...............  39
            7.2       Conditions to Obligations of the HFCP
                        Investors..........................................  41
            7.3       Conditions to Obligations of the Company.............  42


                                  ARTICLE VIII

Termination................................................................  43
                                    8.
            8.1       Termination by Mutual Consent........................  43
            8.2       Termination by Either the HFCP Investors
                        or the Company.....................................  43
            8.3       Effect of Termination and Abandonment................  43


                                   ARTICLE IX

Indemnification............................................................  43
                                    9.
            9.1       Indemnification Relating to the Agreement............  43
            9.2       Notice of Potential Claims...........................  45
            9.3       Indemnification Procedures...........................  46
            9.4       Remedies.............................................  47


                                    ARTICLE X

Miscellaneous and General..................................................  47
                                    10.
           10.1       Survival.............................................  47
           10.2       Expenses.............................................  48
           10.3       Notices, Etc.........................................  48
           10.4       Amendments, Waivers, Etc.............................  49
           10.5       No Assignment........................................  50
           10.6       Entire Agreement.....................................  50
           10.7       Specific Performance.................................  50
           10.8       No Waiver............................................  50
           10.9       No Third Party Beneficiaries.........................  50
          10.10       Public Announcements.................................  50
          10.11       Governing Law........................................  50
          10.12       Counterparts.........................................  51


                                     (iii)

          10.13       Knowledge............................................  51
          10.14       Interpretation ......................................  51
          10.15       Company Disclosure Letter............................  51


EXHIBITS

Exhibit 1         Form of Company Merger Agreement
Exhibit 2         Form of HFCP Option Agreements
Exhibit 3         Form of Holdings Merger Agreement
Exhibit 4         Form of Management Voting Trust Agreement
Exhibit 5         Form of Partnership Merger Agreement
Exhibit 6         Form of Restricted Stock Plan
Exhibit 7         Form of Restricted Stock Trust Agreement
Exhibit 8         Form of Stock Option Plan
Exhibit 9         Form of Stockholders' Agreement
Exhibit 10        Form of Stock Subscription Agreement
Exhibit 11        Conditions to the Offers and the Special Compensation
                  Arrangements

ADDITIONAL DOCUMENTS DELIVERED AT SIGNING

Company Board Resolutions
Company Disclosure Letter

Holdings Board Resolutions

HFCP Investors Resolutions
HFCP Investors Disclosure Letter

Term Sheet for Money Market
  Preferred Stock


ADDITIONAL AGREEMENTS DELIVERED AT CLOSING

Executive Option Agreements
HFCP Voting Trust Agreement
Registration Rights Agreement
Restricted Stock Agreements
Roll-Over Option Agreements

                             CONTRIBUTION AGREEMENT

                                      (iv)

                  AGREEMENT AND PLAN OF CONTRIBUTION (hereinafter called this "Agreement"), dated October 30, 1996, among Young & Rubicam Inc., a New York corporation (the "Company"), Young & Rubicam L.P., a Delaware limited partnership of which the Company and Y&R Partner Two Inc., a Delaware corporation and a wholly-owned subsidiary of the Company ("Partner Two"), are the sole general partners (the "Partnership"), Young & Rubicam Holdings Inc., a New York corporation ("Holdings"), Young & Rubicam Inc., a Delaware corporation and a wholly-owned subsidiary of Holdings ("Y&R DEL"), Hellman & Friedman Capital Partners III, L.P., a California limited partnership ("HFCP"), H&F Orchard Partners III, L.P., a California limited partnership, H&F International Partners III, L.P., a California limited partnership, and certain individuals who will, prior to the Closing (as defined herein), became parties hereto in accordance with Section 2.3(b) hereof (such California partnerships and individuals, collectively with HFCP, the "HFCP Investors"). At or prior to the Closing, the Young & Rubicam Restricted Stock Trust (the "Restricted Stock Trust") will become a party hereto in accordance with Section 2.3(b) hereof.


                                    RECITALS

                  WHEREAS, the parties seek to effect the recapitalization of the Company and the Partnership upon the terms and subject to the conditions set forth herein (the "Recapitalization");

                  WHEREAS, if not defined where used, capitalized terms used in this Agreement shall have the respective meanings set forth in Article I;

                  WHEREAS, (a) the Company has outstanding shares of common stock, par value $.25 per share ("Company Common Stock"), shares of preferred stock, without par value ("Company Preferred Stock"), options to purchase Company Common Stock pursuant to the Young & Rubicam Inc. Stock Option Plans (together, the "Company Option Plan", and such options the "Company Options") and certain subordinated promissory notes issued December 31, 1988 in connection with the formation of the Partnership, accruing interest at a rate of 9.05% per annum and due and maturing on December 31, 2008 ("Exchange Notes"), (b) the Partnership has outstanding limited partnership units ("LPU's"), and options to purchase LPU's pursuant to the Young & Rubicam L.P. LPU Option Plan (the "Partnership Option Plan", and such options the "Partnership Options") and (c) the Company and certain of its Subsidiaries and Affiliates (including the Partnership) have issued rights with respect to growth participation units pursuant to the Growth Participation Plan ("GPU's" and, together with the Company Common Stock, Company Options, LPU's and Partnership Options, sometimes referred to collectively as "Equity Units");

                  WHEREAS, as part of an overall transaction including the Recapitalization, (a) the Initial Management Investors will, pursuant to the Stock Subscription Agreement, contribute cash, notes and/or all or a portion of the Company Common Stock and LPU's held by such Initial Management Investors to Holdings in return for Holdings Shares, and will surrender for cancellation all or a portion of their Company Options and Partnership Options and receive an award of Roll-Over Options (collectively, the "Equity Roll-Over") and (b) the HFCP Investors will contribute an aggregate of approximately $240 million in cash to Holdings in exchange for the issuance to the HFCP Investors of Holdings Shares and the HFCP Options subject to the terms and conditions set forth herein (the "Contribution");

                  WHEREAS, as part of the Recapitalization and simultaneously herewith, Holdings, the Company and the Partnership are entering into the Holdings Merger Agreement and the Partnership Merger Agreement which provide for the acquisition of all Equity Units not contributed to Holdings for cash in the Company Offer and the Partnership Offer, followed by the Holdings Merger and the Partnership Merger, described herein;

                  WHEREAS, immediately following the closing of the Company Offer and the Partnership Offer, (a) the Growth Participation Plan will be terminated in accordance with its terms, (b) Holdings will merge with and into the Company in accordance with the Holdings Merger Agreement (the "Holdings Merger"), the Company will be the surviving corporation in such merger, all shares of Company Common Stock and Company Preferred Stock then outstanding and not held by Holdings will be exchanged for cash or, if elected by the holders of Company Common Stock, for shares of non-voting, money market preferred stock, without par value, of the Company having the terms set forth in the term sheet of even date herewith ("Company Money Market Preferred Stock"), and all outstanding shares of Holdings Common Stock will become shares of Company Common Stock, (c) Young & Rubicam Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company ("Merger Sub"), will merge with the Partnership in accordance with the Partnership Merger Agreement (the "Partnership Merger") and all LPU's not held by the Company will be exchanged for cash and (d) the Agreement of Limited Partnership dated December 1, 1988, as amended, of the Partnership (the "LP Agreement"), will be amended to confirm the allocation of tax benefits to the general partners of the Partnership;

                  WHEREAS, on December 31, 1996, upon the terms and subject to the conditions set forth herein, the Company will merge with and into Y&R DEL in accordance with the Company Merger Agreement (the "Company Merger"), Y&R DEL will be the surviving corporation in such merger, all outstanding shares of Company Common Stock will become shares of common stock, par value $.01 per share, of Y&R DEL ("Y&R DEL Common Stock") and all outstanding shares of Company Money Market Preferred Stock will become shares of non-voting, money market preferred stock, without par value, of Y&R DEL having the same terms as the Company Money Market Preferred Stock ("Y&R DEL Money Market Preferred Stock") (Holdings, the Company and Y&R DEL are sometimes referred to collectively herein as "Y&R", the shares of Holdings Common Stock which become shares of Company Common Stock and then become shares of Y&R DEL Common Stock, upon the occurrence of the Holdings Merger and the Company Merger, are sometimes hereinafter referred to collectively as "Y&R Common Stock" and the shares of Company Money Market Preferred Stock which become shares of Y&R DEL Money Market Preferred Stock, upon the occurrence of the Company Merger, are sometimes hereinafter referred to collectively as "Y&R Money Market Preferred Stock");

                  WHEREAS, the Board of Directors of the Company, and the Company and Partner Two as the general partners of the Partnership, have determined that it is in the best interests of the Company and the holders of Equity Units to effect the transactions contemplated by this Agreement; and

                  WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated herein;

                  NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

                  As used in this Agreement, the terms defined below shall have the respective meanings hereinafter specified. Whenever used in this Agreement, any noun or pronoun shall be deemed to include both the singular and plural and to cover all genders. The name assigned this Agreement and the Section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Unless otherwise specified, the terms "hereof", "herein" and similar terms refer to this Agreement as a whole (including the Exhibits, Schedules and Disclosure Letters referred to herein), and references herein to Articles or Sections refer to Articles or Sections of this Agreement.

                  "Action": Any action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

                  "Adjusted Financial Statements": As defined in Section 3.6(b).

                  "Adjustments": As defined in Section 3.6(b).

                  "Affiliate": As defined in Rule 12b-2 under the Exchange Act.

                  "Aggregate Roll-Over Option Spread": As defined in Section 2.2(a).

                  "Agreement": As defined in the Preamble.

                  "Audited Statements": As defined in Section 3.6(a).

                  "Authorization": Any consent, approval or authorization of, expiration or termination of any waiting period requirement (including pursuant to the HSR Act) of, or filing, registration, qualification, declaration or designation with or by, any Governmental Authority.

                  "Benefit Plans": All compensation and benefit plans, contracts and arrangements in effect as of the date hereof, including all bonus, incentive or deferred compensation, severance pay, pension, profit sharing, savings and thrift and medical and life insurance plans in which any current or former employees, agents, directors or independent contractors of the Company and its Subsidiaries, and their respective dependents, participate other than (a) any such plan, contract or arrangement which is in place solely because it is required by law, (b) any agreement with an individual that is not part of a plan or arrangement involving similar agreements with other individuals or (c) any oral agreement of at-will employment.

                  "Bonus Pool": The bonus pool provided for in the Profit Distribution Plan of Y&R (a copy of which has heretofore been provided to the HFCP Investors) for each fiscal year.

                  "Business Condition": The business, properties, operations, financial condition or prospects of a specified Person.

                  "Business Day": Any day on which there is trading on the New York Stock Exchange.

                  "Claim Notice": As defined in Section 9.3.

                  "Closing": The consummation of the Contribution.

                  "Closing Agreements": The HFCP Option Agreements, the HFCP Voting Trust Agreement, the Management Voting Trust Agreement, the Registration Rights Agreement, the Restricted Stock Plan, the Restricted Stock Agreements, the Restricted Stock Trust Agreement, the Stock Option Plan, the Executive Option Agreements, the Roll-Over Option Agreements, the Stockholders' Agreement and the Stock Subscription Agreement.

                  "Closing Date":  The date on which the Closing occurs.

                  "Code": The Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder, as in effect from time to time.

                  "Company":  As defined in the Preamble.

                  "Company Common Stock":  As defined in the Recitals.

                  "Company Disclosure Letter": The letter dated the date of this Agreement delivered concurrently herewith by the Company to the HFCP Investors.

                  "Company Fairness Opinion":  As defined in Section 7.1(i).

                  "Company Financial Statements":  As defined in Section 3.6(a).

                  "Company Merger":  As defined in the Recitals.

                  "Company Merger Agreement": The Merger Agreement between the Company and Y&R DEL, in the form attached hereto as Exhibit 1.

                  "Company Money Market Preferred Stock": As defined in the Recitals.

                  "Company Offer":  As defined in Section 6.4(a).

                  "Company Option Plan":  As defined in the Recitals.

                  "Company Options":  As defined in the Recitals.

                  "Company Permitted Encumbrances" means:

                  (a) Encumbrances for taxes not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiaries, as the case may be, in conformity with GAAP;

                  (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's liens or other like Encumbrances arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

                  (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

                  (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; and

                  (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or its Subsidiaries.

                  "Company Preferred Stock": As defined in the Recitals.

                  "Company Shareholders' Meeting": As defined in Section 6.4(c).

                  "Company Shares": Shares of Company Common Stock.

                  "Contribution":  As defined in the Recitals.

                  "Contribution Amount": $240 million, as adjusted pursuant to
Section 2.2(a).

                  "Controlled Group Liability":  As defined in Section 3.10(e).

                  "Derivative Securities": With respect to a Person, means all options, warrants or other rights to acquire, or obligations to issue, shares of capital stock of, equity interests in, or partnership interests in, such Person, or similar securities or contractual obligations the value of which is derived from the value of an equity interest in such Person, or securities convertible into or exchangeable for capital stock of, equity interests in, partnership interests in, or similar securities or contractual obligations of, such Person.

                  "DGCL":  The Delaware General Corporation Law.

                  "Disclosure Documents": The offer to purchase and other documents distributed to the holders of Equity Units in connection with the Offers, the Special Compensation Arrangements and the Mergers.

                  "EBITA": As to any Person, for a given fiscal period, the amount equal to consolidated net income of such Person for such fiscal period adjusted (added to or subtracted from, as the case may be) for each of the following items on a consolidated basis, to the extent such items would otherwise be included in the determination of consolidated net income for such fiscal period: (a) consolidated net interest expense, including the amortization of debt issuance costs, (b) consolidated provision for income taxes, (c) consolidated expense relating to amortization of intangible assets, including depreciation of up to $6 million, on a cumulative basis, of expense for costs incurred from and after October 1, 1996, associated with Brand Asset(R) Valuator, (d) foreign exchange gains and losses associated with hyperinflationary countries, (e) consolidated non-cash compensation expenses attributable to stock, stock options and restricted stock and Derivative Securities identified as of the date of this Agreement, including by reason of the release of shares from the Restricted Stock Trust in connection with the indemnification provisions of Article IX of this Agreement, (f) consolidated cash compensation expenses attributable to repurchases of such stock, stock options, restricted stock and Derivative Securities, (g) consolidated non-operating gains or losses of such Person (except those associated with costs for closing an office or charges associated with any defalcation), (h) expenses directly associated with the 1996 Recapitalization of the Company, (i) reserves established in connection with the impairment of long-lived assets, (j) the minority interest of any other Person in such Person for such fiscal period, (k) EBITA (as defined herein) for such fiscal period of any other Person which is not Wholly-Owned by such Person, but which such Person reports on a consolidated basis in accordance with GAAP and (l) equity earnings from any other Person which is partially but not Wholly-Owned by such Person and which is not consolidated for such period. Accounting terms such as "consolidated net income," "consolidated income tax provision" and the like used in this definition of EBITA shall have the meanings ascribed to them under GAAP.

                  "Encumbrance": Any lien, claim, charge, security interest, option, mortgage, pledge or other legal or equitable encumbrance.

                  "Environmental Laws": All Laws and Orders issued, promulgated, approved or entered into, in each case, as in effect on the date hereof or at any time thereafter through the

Closing Date, relating to the protection of the environment or the protection of public health and safety from environmental concerns.

                  "Equity Roll-Over":  As defined in the Recitals.

                  "Equity Units":  As defined in the Recitals.

                  "ERISA": The Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder, as in effect from time to time.

                  "ERISA Affiliate": Any trade or business (whether or not incorporated) under common control or treated as a single employer with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code.

                  "Exchange Act": The Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

                  "Exchange Notes": As defined in the Recitals.

                  "Executive Committee Plans": The agreements entered into between the Company and each of the current and certain former members of the Executive Committee of the Company's Board of Directors with respect to certain deferred compensation arrangements.

                  "Executive Option Agreements": The agreements relating to Executive Options, in the form agreed to by the HFCP Investors and the Company prior to the Closing, the substantive provisions of which shall be in accordance with the terms set forth in the Stock Option Plan.

                  "Executive Options": The options to acquire Holdings Shares (which, following the Mergers, will become options to acquire shares of Y&R Common Stock) issued under the Executive Option Agreements.

                  "Existing Stockholders Agreement": As defined in Section
3.4(e).

                  "Foreign Post-Retirement Plan": Any Benefit Plan established or maintained outside of the U.S. by the Company or any of its Affiliates primarily for the benefit of non-U.S. citizens or residents which (a) provides for retirement income for such employees, results in a deferral of income for such employees in contemplation of retirement, or provides other post-retirement benefits and (b) is not otherwise subject to ERISA.

                  "GAAP": Generally accepted accounting principles, as in effect on the date hereof or at any time thereafter through the Closing Date.

                  "Governmental Authority": Any government or political subdivision or department thereof, any governmental or regulatory body, commission, board, bureau, agency or instrumentality, or any court or arbitrator or alternative dispute resolution body, in each case whether domestic or foreign, federal, state or local.

                  "GPU" or "GPU's": As defined in the Recitals.

                  "Growth Participation Plan": As defined in Section 3.4(b).

                  "Hazardous Materials": All hazardous or toxic chemicals, wastes, substances or materials, pollutants, contaminants, and petroleum or petroleum-derived substances defined, listed, or identified as such in any Environmental Laws.

                  "HFCP": As defined in the Preamble.

                  "HFCP Investors":  As defined in the Preamble.

                  "HFCP Investors Disclosure Letter": The letter dated the date of this Agreement delivered concurrently herewith by the HFCP Investors to the Company.

                  "HFCP Issued Shares": A number of Holdings Shares (which, following the Mergers, will become shares of Y&R Common Stock) equal to the Contribution Amount divided by $115.

                  "HFCP Option Agreements": The Option Agreements by and between certain of the HFCP Investors, on the one hand, and Holdings, on the other hand, in the form attached hereto as Exhibit 2.

                  "HFCP Options": The options to purchase Holdings Common Stock (which, following the Mergers, will become options to purchase Y&R Common Stock) set forth in the HFCP Option Agreements.

                  "HFCP Representatives": As defined in Section 6.2.

                  "HFCP Voting Trust Agreement": The Voting Trust Agreement among the HFCP Investors and Peter Georgescu, as Chief Executive Officer of the Company, in form agreed to by the HFCP Investors and the Company prior to the Closing, the substantive provisions of which shall be in accordance with Section
5.03 of the Stockholders' Agreement.

                  "Holdings": As defined in the Preamble.

                  "Holdings Common Stock": The common stock, par value $.01 per share, of Holdings.

                  "Holdings Merger": As defined in the Recitals.

                  "Holdings Merger Agreement": The Merger Agreement between Holdings and the Company, in the form attached hereto as Exhibit 3.

                  "Holdings Shares":  Shares of Holdings Common Stock.

                  "HSR Act": The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "Indemnification Number": As defined in Section 9.3(b).

                  "Indemnitees": As defined in Section 9.1.

                  "Initial Management Investors": As defined in the Stockholders' Agreement.

                  "Intellectual Property": All industrial and intellectual property rights including, but not limited to, patents, patent applications, trademarks, trademark applications and registrations, service marks, service mark applications and registrations, copyrights, know-how, licenses relating to any of the foregoing, trade secrets, proprietary processes and formulae.

                  "Interested Party Transaction": Any transaction or series of similar transactions to which the Company or any of its Subsidiaries is a party in which the amount involved exceeds $50,000 (other than compensation for services rendered as an employee in the ordinary course of business pursuant to the Company's compensation and bonus policies and procedures or perquisites in lieu of such compensation), and in which any of the following persons has a direct or indirect material interest: any director or employee of the Company or its Subsidiaries, or any holder of more than 1% of the outstanding Equity Units.

                  "Interim Statements": As defined in Section 3.6(a).

                  "Law": Any domestic or foreign, federal, state or local, law, statute, ordinance, rule or regulation.

                  "Leases": As defined in Section 3.8(d).

                  "License": Any license, permit, consent, certificate of compliance, franchise approval or other similar authorization granted by any Governmental Authority.

                  "Losses": As defined in Section 9.1.

                  "LP Agreement": As defined in the Recitals.

                  "LPU" or "LPU's": As defined in the Recitals.

                  "Management Co-Investors": As defined in the Stockholders' Agreement.

                  "Management Investors": As defined in the Stockholders' Agreement.

                  "Management Voting Trust": The trust established pursuant to the Management Voting Trust Agreement.

                  "Management Voting Trust Agreement": The Voting Trust Agreement by and among the Management Investors, the Restricted Stock Trust, Holdings, the Company and Y&R DEL, in the form attached hereto as Exhibit 4.

                  "Material Adverse Effect": With respect to any Person, a material adverse effect on the Business Condition of such Person.

                  "Material Contract": As defined in Section 3.13(b).

                  "Merger Agreements": The Company Merger Agreement, the Holdings Merger Agreement and the Partnership Merger Agreement.

                  "Merger Sub": As defined in the Recitals.

                  "Mergers": The Company Merger, the Holdings Merger and the Partnership Merger.

                  "Net Equity Value Rolled": As defined in Section 2.2(a).

                  "NYBCL":  The New York Business Corporation Law.

                  "Offers": The Company Offer and the Partnership Offer.

                  "Operating Subsidiary": Any direct or indirect Subsidiary of the Company or the Partnership, other than any such Subsidiary which, as of the date of this Agreement and thereafter until the Closing Date: (a) is not engaged in any business activity and (b) has no material liabilities or obligations as of the date hereof and will incur no liabilities or obligations other than in connection with its formation, continued inactive existence, liquidation or dissolution.

                  "Options": Collectively, the Company Options and the Partnership Options.

                  "Order": Any judgment, order, injunction, decree, stipulation or award entered or rendered by any Governmental Authority.

                  "Partner Two": As defined in the Recitals.

                  "Partnership": As defined in the Preamble.

                  "Partnership Merger": As defined in the Recitals.

                  "Partnership Merger Agreement": The Merger Agreement among the Company, Merger Sub and the Partnership, in the form attached hereto as Exhibit 5.

                  "Partnership Offer": As defined in Section 6.4(a).

                  "Partnership Option Plan": As defined in the Recitals.

                  "Partnership Options": As defined in the Recitals.

                  "Pension Plan": As defined in Section 3.10(b).

                  "Person": Any individual or corporation, company, incorporated or unincorporated association or organization, limited liability company, partnership, estate, trust, joint venture or other entity of any kind, including any pension, profit sharing or other benefit plan or trust, and any Governmental Authority.

                  "Potential Indemnity Notice": As defined in Section 9.2.

                  "Private Placement Memorandum": The document used by Holdings, the Company and Y&R DEL to offer Holdings Shares (which, following the Mergers, will become shares of Y&R Common Stock) and to award Roll-Over Options to certain holders of Equity Units on the terms and conditions set forth therein.

                  "Profit Sharing Plan": The Young & Rubicam Inc. Employees' Profit Sharing Plan and related Trust, restated as of January 1, 1989.

                  "Proportionate EBITA": Of the Company, for a given fiscal period, means the sum of (a) EBITA of the Company, for such period, plus (b) the sum across all Persons which are partially but not Wholly-Owned by the Company of (i) that Person's EBITA, for such period, multiplied by (ii) the lower of the primary ownership percentage held in such Person (A) at December 31, 1996 or (B) at the "as of" date for computing Proportionate EBITA. Proportionate EBITA shall be calculated using the Company's 1996 Planning Rates in translating its foreign operating units results into U.S. Dollars. EBITA associated with any Person (or interests therein) or businesses acquired after the Closing will not be included for the purposes of calculating Proportionate EBITA. EBITA associated with any Person (or interests therein) or business sold after the Closing will be deducted from (x) Proportionate EBITA, for the applicable portion of the fiscal period during which such business' results were included in Proportionate EBITA, and (y) the Proportionate EBITA targets described in Sections 4.3 and 4.4 of the Stock Option Plan. The deduction from the Proportionate EBITA targets will be an amount equal to (x) the applicable reduction in the primary percentage ownership of the Person multiplied by (y) the higher of such Person's EBITA for 1996 or such Person's EBITA for the last twelve months at the time of sale. If necessary, the Compensation Committee of the Company's Board of Directors (comprised of the members required under Article V of the Stockholders' Agreement) will make good faith adjustments to the Proportionate EBITA targets described in Section 4.3 and 4.4 of the Stock Option Plan if the EBITA of Persons acquired or sold after the Closing cannot be separately identified.

                  "Public Market Value": As defined in the Stockholders' Agreement.

                  "Recapitalization": As defined in the Recitals.

                  "Reductions": As defined in Section 3.4(c)(ii).

                  "Registration Rights Agreement": The Registration Rights Agreement among Y&R, the HFCP Investors and the Management Voting Trust which will provide for demand and piggy-back registration rights in favor of (a) the HFCP Investors and (b) (to the extent sales are necessary to permit a Management Investor to pay taxes, but such sales are not then permitted by such Management Investor pursuant to Rule 144 under the Securities Act) the Management Investors, in each case from and after the earlier of an Initial Public Offering and the sixth anniversary of Closing, upon customary terms and conditions, in the form agreed to by the HFCP Investors and the Company prior to the Closing.

                  "Restricted Stock": Shares of Y&R Common Stock or other capital stock held in the Restricted Stock Trust.

                  "Restricted Stock Agreements": The Restricted Stock Agreements in the form agreed to by the HFCP Investors and the Company prior to the Closing, the substantive provisions of which shall be in accordance with the terms set forth in the Restricted Stock Plan.

                  "Restricted Stock Plan": The Restricted Stock Plan of Y&R, in the form attached hereto as Exhibit 6.

                  "Restricted Stock Trust": As defined in the Preamble.

                  "Restricted Stock Trust Agreement": The Restricted Stock Trust Agreement, establishing the Restricted Stock Trust, in the form attached hereto as Exhibit 7.

                  "Roll-Over Option Agreements": The agreements relating to Roll-Over Options, in the form agreed to by the HFCP Investors and the Company prior to the Closing, the substantive provisions of which shall be in accordance with the terms set forth in the Stock Option Plan.

                  "Roll-Over Options": The options to acquire Holdings Shares (which, following the Mergers, will become options to acquire shares of Y&R Common Stock) issued under the Roll-Over Option Agreements.

                  "Savings Plan": The Young & Rubicam Inc. Employees' Savings Plan, restated as of January 1, 1989.

                  "Savings Plan/Profit Sharing Plan Fairness Opinion": As defined in Section 7.1(j).

                  "Securities Act": The Securities Act of 1933, as amended, and the regulations promulgated thereunder.

                  "Senior Bank Facility": The Senior Secured Credit Facilities as contemplated by the Commitment Letter from Bank of America National Trust and Savings Association and BA Securities, Inc. to the Company dated August 11, 1996.

                  "Senior Bank Lenders": The Lenders under the Senior Bank Facility.

                  "Special Compensation Arrangements": As defined in Section 6.4(b).

                  "Stock Option Plan": The Stock Option Plan of Y&R in the form attached hereto as Exhibit 8.

                  "Stockholders' Agreement": The Stockholders' Agreement by and among Holdings, the Company, Y&R DEL and stockholders of Holdings (who, following the Mergers, will become stockholders of Y&R) in the form attached hereto as Exhibit 9.

                  "Stock Subscription Agreement": Collectively, the Stock Subscription Agreements by and between Holdings, and each Initial Management Investor or Director Investor, in the form attached hereto as Exhibit 10 (with such changes as the parties shall agree prior to Closing).

                  "Subsidiary": As to any Person, any other Person of which 50% or more of the equity interests, by economic value or by voting rights, are owned, directly or indirectly, by such first Person. The Partnership and each of its Subsidiaries shall be deemed Subsidiaries of the Company.

                  "Tax Returns": As defined in Section 3.11(e).

                  "Taxes": All taxes, charges, fees, levies or other assessments of whatever kind or nature, including all net income, gross income, gross receipts, premium, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupancy or property taxes, custom duties, fees, assessments or charges of any kind whatever (together with any relevant interest, penalty, or addition to tax) imposed by any Governmental Authority.

                  "Total Roll-Over Option Shares": As defined in Section 2.2.

                  "Ultimate General Partner": H&F Investors III, Inc., a California corporation, as managing general partner of Hellman & Friedman Associates III, L.P., a California limited partnership, as managing general partner of H&F Investors III, a California general partnership, as general partner of each of the HFCP Investors which is a partnership.

                  "U.S.":  United States.

                  "Wholly-Owned": Means, with respect to any Person, that 100% of the equity interest in such Person is owned, directly or indirectly, by another Person.

                  "Y&R": As defined in the Recitals.

                  "Y&R Common Stock": As defined in the Recitals.

                  "Y&R DEL": As defined in the Preamble.

                  "Y&R DEL Common Stock": As defined in the Recitals.

                  "Y&R DEL Money Market Preferred Stock": As defined in the Recitals.

                  "Y&R Money Market Preferred Stock": As defined in the
Recitals.


                                   ARTICLE II

                                   THE CLOSING

                  2.1 The Closing Date. Subject to the terms and conditions of this Agreement, the Closing shall take place at the offices of Wachtell, Lipton, Rosen & Katz, New York, New York, at 10:00 a.m. on the later of Thursday, December 12, 1996 and the date which is one Business Day following the satisfaction or waiver of the conditions set forth in Article VII, or at such other place or time, or on such other date, as the Company and the HFCP Investors may agree.

                  2.2 Pre-Closing Actions. (a) No later than three Business Days prior to the Closing, the Stock Subscription Agreement shall be executed by all signatories thereto. The parties hereto shall calculate (i) the product of 115 and the total number of Holdings Shares to be issued under the Stock Subscription Agreement in exchange for Company Shares, LPU's or cash, (ii) the total number of Holdings Shares to be subject to Roll-Over Options under the Stock Subscription Agreement (the "Total Roll-Over Option Shares"), (iii) the aggregate spread (equal to $86.25 multiplied by the Total Roll-Over Option Shares) (the "Aggregate Roll-Over Option Spread"), and (iv) the net equity value of the Equity Units contributed to Holdings (equal to (i) plus (iii)) (the "Net Equity Value Rolled"). The Net Equity Value Rolled shall be no less than $201.4 million and no more than $231.4 million. To the extent the Net Equity Value Rolled exceeds $216.4 million, the Contribution Amount shall be reduced dollar for dollar by the amount of such difference. To the extent the Net Equity Value Rolled is less than $216.4 million, the Contribution Amount shall be increased dollar for dollar by the amount of such difference.

                  (b) No later than 15 Business Days prior to the Closing, (i) an Amended and Restated Certificate of Incorporation of Holdings, in the form agreed to by the HFCP Investors and the Company, the governance provisions of which shall reflect those set forth in Article V of the Stockholders' Agreement, shall have been filed as required by the NYBCL and shall have become effective in accordance therewith, and Amended and Restated By-laws of Holdings, in the form agreed to by the HFCP Investors and the Company, the governance provisions of which shall reflect those set forth in Article V of the Stockholders' Agreement, shall have been adopted and approved by Holdings and
(ii) an Amended and Restated Certificate of Incorporation of Y&R DEL, in substantially in the same form as that for Holdings, shall have been filed as required by the DGCL and shall have become effective in accordance therewith, and Amended and Restated By-laws of Y&R DEL, in substantially the same form as those for Holdings, shall have been approved and adopted by Y&R DEL.

                  (c) Immediately prior to, or concurrently with, the Closing,
(i) the parties shall take all steps necessary to adjust the size of the Board of Directors of the Company to be nine and elect as members of the Board of Directors of the Company each of the individuals who are to be members of the Board of Directors of Holdings as of the Closing in accordance with the Stockholders' Agreement and (ii) all other individuals who are then members of the Company's Board shall resign as directors.

                  2.3  The Closing.  At the Closing:

                  (a) each of the parties hereto shall execute and deliver all certificates and other instruments and documents required by this Agreement to be delivered at or prior to the Closing;

                  (b) (i) the Restricted Stock Trust Agreement shall be executed, and the Restricted Stock Trust shall become a party to this Agreement by executing a counterpart signature page hereto, (ii) the HFCP Investors who are individuals shall become parties hereto, and (iii) each of the parties to the Closing Agreements shall execute and deliver all Closing Agreements not previously executed and delivered to the other respective parties thereto;

                  (c) the closing under the Stock Subscription Agreement shall be consummated;

                  (d) the HFCP Investors shall deliver to Holdings the Contribution Amount by wire transfer in immediately available funds to an account which will be identified in writing by Holdings to the HFCP Investors not less than three Business Days prior to the Closing Date;

                  (e) Holdings shall deliver to each of the HFCP Investors (i) certificates representing the HFCP Issued Shares free and clear of all liens (subject to Section 630 of the NYBCL) and (ii) the HFCP Option Agreements (with the allocation of HFCP Issued Shares and the HFCP Options among the HFCP Investors being specified by the HFCP Investors no later than three Business Days prior to the Closing Date);

                  (f) the funds necessary to make the payments contemplated to be made at Closing in the Offers, the Special Compensation Arrangements and the Mergers shall be drawn under the Senior Bank Facility;

                  (g) the Company Offer and the Partnership Offer shall be consummated in accordance with their terms;

                  (h) the Exchange Notes (net of loans with respect thereto and accrued interest on such loans through the Closing Date, which shall be deemed paid) surrendered under the Stock Subscription Agreement and in the Partnership Offer shall be prepaid, in cash, together with accrued interest through the Closing Date;

                  (i) any payments required under the Executive Committee Plans shall be made; and

                  (j) except as otherwise agreed pursuant to Section 6.6 hereof, the payments to be made to employees of non-U.S. Affiliates of the Company pursuant to the Special Compensation Arrangements shall be made at the Closing.

                  2.4 Immediate Post-Closing Actions. Immediately following the Closing, the following actions shall occur:

                  (a) the Growth Participation Plan, and the Executive Committee Plans of (i) participants who are members of the Executive Committee of the Company's Board of Directors as of the date hereof and (ii) any other individuals who consent thereto, shall be terminated in accordance with their terms;

                  (b) the shareholders of Holdings shall act by unanimous written consent to approve the Holdings Merger;

                  (c) the Restricted Stock Plan and the Stock Option Plan and the grants under each of them to be effective on the Closing shall be submitted to the shareholders of Holdings for approval by unanimous written consent in lieu of a meeting;

                  (d) subject to the approval of shareholders of Holdings which will be sought pursuant to subsection (c) of this Section 2.4, an aggregate of 739,130 shares of Holdings Common Stock will be issued to the Restricted Stock Trust in exchange for the payment to Holdings by the Restricted Stock Trust of $0.01 per share of Holdings Common Stock so delivered to it in the manner provided in the Restricted Stock Plan;

                  (e) the Company shall convene the Company Shareholders' Meeting for shareholders to vote upon the Holdings Merger;

                  (f) Holdings shall be merged with and into the Company in accordance with the provisions of Sections 901 through 903 of the NYBCL and the Holdings Merger Agreement, the separate corporate existence of Holdings shall thereupon cease, the Company will be the surviving corporation and any holders of Company Common Stock who elect to receive Company Money Market Preferred Stock in the Holdings Merger shall, in connection with such election, have consented to the Company Merger;

                  (g) the Partnership Merger shall be consummated in accordance with the Partnership Merger Agreement; and

                  (h) the LP Agreement shall be amended to confirm the allocation of tax benefits to the general partners of the Partnership.

                  2.5  Reincorporation Merger.

                  (a) Prior to December 31, 1996, holders of Company Common Stock and Company Money Market Preferred Stock shall act by unanimous written consent without a meeting, and, if necessary, the Company shall act as a stockholder of Y&R DEL by written consent of stockholders without a meeting, to approve the Company Merger; and

                  (b) As of the close of business on December 31, 1996, the Company shall be merged with and into Y&R DEL in accordance with the provisions of Section 907 of the NYBCL and Section 252 of the DGCL, the separate corporate existence of the Company shall thereupon cease and Y&R DEL shall be the surviving corporation and shall continue to be governed by the laws of the State of Delaware.

                  2.6  Special Compensation Arrangements.

                  (a) The cash consideration to be paid by the Company, the Partnership, or other U.S. Affiliates of the Company or the Partnership, to holders of Options and rights with respect to GPU's pursuant to the Special Compensation Arrangements shall be paid to such holders on March 17, 1997, or as soon thereafter as possible under the Senior Bank Facility.

                  (b) To the extent so agreed pursuant to Section 6.6 hereof, the cash consideration to be paid to certain employees of non-U.S. Affiliates of the Company pursuant to the Special Compensation Arrangements shall be paid at the times, and subject to the terms and conditions, so agreed.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                       OF THE COMPANY AND THE PARTNERSHIP

                  The Company and the Partnership hereby represent and warrant to Holdings and the HFCP Investors that:

                  3.1 Organization of the Company. The Company is (and, at the time of the Closing, will be) a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate or other power and authority to own or lease and operate its properties, to carry on its business as now conducted, to enter into this Agreement, and the Merger Agreements and Closing Agreements to which it is a party, and to carry out the provisions of this Agreement and such Merger Agreements and Closing Agreements and consummate the transactions contemplated hereby and thereby. The Company is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failures to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

                  3.2 Organization of Subsidiaries. Each Operating Subsidiary of the Company, including the Partnership (a) is (and at the time of the Closing, will be) a corporation or other legal entity duly organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization and has all requisite corporate or other power and authority to own or lease and operate its properties, to carry on its business as now conducted, to enter into any of this Agreement and the Merger Agreements or the Closing Agreements to which it is a party and to carry out the provisions of such agreements and the transactions contemplated thereby and (b) is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failures to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Section 3.2 of the Company Disclosure Letter sets forth a true and correct listing of all of the Company's Operating Subsidiaries as of the date hereof.

                  3.3 Authorization of Agreements. (a) This Agreement, the Merger Agreements and each of the Closing Agreements to which the Company or any Subsidiary of the Company is a party, and the consummation of the transactions contemplated hereby and thereby, have been approved by the Board of Directors of the Company, and the board of directors or general partner of each such Subsidiary, as the case may be, and have been duly authorized by all other necessary corporate or partnership action on the part of the Company and each such Subsidiary, as the case may be (except for the approval of (i) the Company's shareholders contemplated by the Holdings Merger Agreement and the Company Merger Agreement, (ii) the approval of Holdings' shareholders contemplated by the Holdings Merger Agreement and (iii) the approval by the holders of LPU's contemplated by the Partnership Merger Agreement). The Company has delivered to the HFCP Investors true and correct copies of resolutions adopted by the Board of Directors of the Company, and the board of directors or the general partner of each such Subsidiary, as the case may be, approving this Agreement and the Merger Agreements and Closing Agreements to which it or any such Subsidiary is a party.

                  (b) This Agreement has been duly executed and delivered (i) by a duly authorized officer of the Company and (ii) by the Partnership, and constitutes a valid and binding agreement of the Company and the Partnership enforceable against the Company and the Partnership in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally, by general equitable principles and by implied covenants of good faith and fair dealing.

                  (c) When executed, each of the Merger Agreements and Closing Agreements to which the Company or any Subsidiary of the Company is a party will have been duly executed and delivered by a duly authorized officer or other authorized signatory of the Company or such Subsidiary, as the case may be, and will constitute a valid and binding agreement of the Company or such Subsidiary, as the case may be, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally, by general equitable principles and by implied covenants of good faith and fair dealing.

                  3.4 Capitalization. (a) (i) The authorized capital stock of the Company consists of (A) 16,000,000 shares of Company Common Stock, of which 2,384,607 shares were outstanding as of September 30, 1996 and (B) 1,500 shares of Company Preferred Stock, of which 1,301.5 shares were outstanding as of September 30, 1996. Subject to Section 630 of the NYBCL, all outstanding shares of Company Common Stock and Company Preferred Stock are duly authorized, validly issued, fully paid and nonassessable.

                  (ii) As of September 30, 1996, (A) the total principal amount of outstanding Exchange Notes was approximately $24,152,650, (B) the total principal amount of outstanding loans with respect to Exchange Notes was approximately $6,942,369, and (C) the total principal amount of outstanding loans by the Company or its Subsidiaries to shareholders (with respect to such shareholder's ownership of Company Shares) was approximately $11,694,173. There are no loans outstanding by the Company to holders of shares of Company Preferred Stock with respect to such shares.

                  (b) (i) Except as set forth in Section 3.4(b)(i) of the Company Disclosure Letter, as of September 30, 1996, there were no outstanding Derivative Securities of the Company, other than (A) Company Options representing the right to purchase 723,297 shares of Company Common Stock and
(B) rights with respect to 1,249,950 GPU's issued by the Company, a Subsidiary of the Company or an Affiliate of the Company (including the Partnership or its Subsidiaries) pursuant to the Young & Rubicam Inc. Growth Participation Plan, as amended, restated as of January 1, 1995 (the "Growth Participation Plan"), with respect to which approximately $55,453,097 would have been payable by the Company, its Subsidiaries and its Affiliates (other than the Partnership or its Subsidiaries) as of September 30, 1996 assuming a price per GPU of $115 and (C) the obligations under the Executive Committee Plans which shall not exceed the amount set forth in the Company Disclosure Letter. The Company has heretofore provided to the HFCP Investors complete and accurate copies of all agreements and amendments thereto relating to the Executive Committee Plans.

                  (ii) The exercise price for the outstanding Company Options and the number of Company Options outstanding at each such exercise price as of September 30, 1996 are set forth in Section 3.4(b)(ii) of the Company Disclosure Letter.

                  (c) (i) The Company and Partner Two are the sole general partners and hold, respectively, 99% and 1% of the General Partnership Interest (as such term is defined in the LP Agreement) of the Partnership. As of the date hereof, neither the Company nor Partner Two holds any LPU's. As of September 30, 1996, there were outstanding 1,881,182 LPU's of the Partnership. There are no outstanding equity interests in the Partnership other than (A) those represented by the General Partnership Interests and the LPU's described in this subsection
(c) and (B) those described in subsection (d) of this Section 3.4. The outstanding General Partnership Interests and all outstanding LPU's are duly authorized and validly issued.

                  (ii) As of September 30, 1996, (A) the total principal amount of outstanding loans to holders of LPU's (with respect to such holder's ownership of LPU's) and (B) the aggregate of any prior tax-related distributions (made pursuant to Section 5.6(a) of the LP Agreement) and other distributions (made pursuant to Section 5.6(b) of the LP Agreement) from, and reductions related to interest on Exchange Notes (made pursuant to Section 5.1(c) of the LP Agreement and with respect to interest earned in 1996) in, the capital accounts relating to LPU's (such distributions and reductions, "Reductions") was approximately $44,867,740.

                  (d) (i) Except as set forth in Section 3.4(b)(i) or 3.4(d)(i) of the Company Disclosure Letter, as of September 30, 1996, there were no outstanding Derivative Securities of the Partnership, other than Partnership Options representing the right to purchase 1,596,714 LPU's and rights with respect to GPU's issued by the Partnership or a Subsidiary of the Partnership pursuant to the Growth Participation Plan as disclosed in Section 3.4(b)(i), with respect to which approximately $88,291,153 would have been payable by the Partnership or its Subsidiaries as of September 30, 1996 assuming a price per GPU of $115.

                  (ii) The exercise prices for the Partnership Options and the number of Partnership Options outstanding at each such exercise price as of September 30, 1996 are set forth in Section 3.4(d)(ii) of the Company Disclosure Letter.

                  (e) Except as set forth in Section 3.4(e) of the Company Disclosure Letter, there are no (i) agreements to which the Company or any of its Operating Subsidiaries is a party restricting the transfer of, or affecting the voting rights of any holder of, Company Shares, shares of Company Preferred Stock, General Partnership Interests, LPU's, Company Options, Partnership Options or GPU's, other than the Young & Rubicam Inc. Stockholders Agreement (the "Existing Stockholders Agreement"), the LP Agreement, the Growth Participation Plan, the agreements entered into between the Company and each of the holders of shares of Company Preferred Stock, the agreements granting Company Options and Partnership Options, the Profit Sharing Plan and the Savings Plan, (ii) preemptive or anti-dilutive rights on the part of any holder of any class of securities of the Company or the Partnership, or (iii) existing rights with respect to registration under the Securities Act of any of the Company's or the Partnership's securities. Except as set forth in Sections 3.4(b)(i), 3.4(e) or 3.14 of the Company Disclosure Letter, no former holder of Equity Units would be entitled to a payment in respect of such Equity Units as a result of the consummation of the transactions contemplated hereby. Payments to such former holders of Equity Units will not exceed the amount specified in such Sections of the Company Disclosure Letter.

                  (f) Except as set forth in Sections 3.2 and 3.4(f) of the Company Disclosure Letter, each Operating Subsidiary of the Company (other than the Partnership) is a Wholly-Owned Subsidiary of the Company and all shares of capital stock of or other equity interests in Operating Subsidiaries of the Company owned by the Company, or by a direct or indirect Operating Subsidiary of the Company, are owned free and clear of all Encumbrances.

                  (g) Other than as set forth in Sections 3.4(b) and 3.4(d) hereof, and except as set forth in Section 3.4(g) of the Company Disclosure Letter, there are no outstanding (i) Derivative

Securities of any Operating Subsidiary of the Company or (ii) obligations of the Company or any Operating Subsidiary of the Company to issue shares of capital stock of any class of, or other equity interests in, or Derivative Securities of, any Operating Subsidiary of the Company. Except as set forth in Section 3.4(e) hereof or in Section 3.4(g) of the Company Disclosure Letter, there are no agreements to which the Company or any Operating Subsidiary is a party restricting the transfer of, or affecting the voting rights of any holder in, the capital stock of, or other equity interests in, the Operating Subsidiaries of the Company. Except as set forth in Section 3.4(g) of the Company Disclosure Letter, and except for the Subsidiaries of Company, the Company does not own, directly or indirectly, any shares of capital stock of, or other equity interest in, any Person with a value in excess of $1,000,000.

                  (h) Except as set forth in Sections 3.2 and 3.4(h) of the Company Disclosure Letter, since September 30, 1996, (i) no Company Common Stock has been issued except pursuant to the exercise of Company Options outstanding as of that date, (ii) no Company Options or rights with respect to GPU's have been granted or awarded by the Company or its Subsidiaries, (iii) no LPU's have been issued except pursuant to the exercise of Partnership Options outstanding as of that date, (iv) no Partnership Options or rights with respect to GPU's have been granted or awarded by the Partnership or its Subsidiaries, (v) no other Derivative Securities have been issued, granted or awarded by the Company, the Partnership or any of their Subsidiaries and (vi) none of the Company or any of its Subsidiaries has entered into any agreements restricting the transfer of, or affecting the voting rights of holders of, Equity Units, granted any preemptive or anti-dilutive rights to any holder of any class of its securities, or granted registration rights with respect to any of its securities.

                  (i) The total amount of loans to, and guarantees on behalf of, holders of Equity Units by the Company or its Subsidiaries not described in subsections (a)(ii) and (c)(ii) hereof was approximately $2,222,599 as of September 30, 1996.

                  3.5 Compliance with Other Instruments. (a) The execution, delivery and performance of this Agreement and the Merger Agreements and Closing Agreements to which the Company or any Subsidiary of the Company is a party, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof will not result in any violation of or conflict with, constitute a default (with or without notice or the lapse of time) under, or give rise to a right of termination, cancellation, acceleration of, or a right to put, or compel a tender offer for (except as contemplated in the Recapitalization), outstanding securities under, or result in the imposition of any Encumbrance (other than Company Permitted Encumbrances) under, or require any consent (other than such consents as are set forth in Section 3.5(a) of the Company Disclosure Letter) under, any term of (i) the certificate of incorporation, by-laws or other organizational documents of the Company or any of its Subsidiaries, or (ii) any note, bond, debt instrument, mortgage, indenture or other agreement or instrument or, assuming the receipt of all Authorizations, consents, approvals and waivers set forth in Section 3.5(b) of the Company Disclosure Letter, any Law or Order, by which the Company or any of its Subsidiaries may be bound, except for such violations, conflicts, defaults, rights of termination, cancellation, acceleration, put or tender offer, Encumbrances and consents which would not, either individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

         (b) Section 3.5(b) of the Company Disclosure Letter lists (i) all Authorizations that are required to be made, filed, given or obtained by the Company and any of its Subsidiaries with, to or from any Governmental Authority in connection with the transactions contemplated to occur by this Agreement, the Merger Agreements and the Closing Agreements and (ii) all consents, approvals and waivers required to be given by, or obtained from, any other Persons to or by the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement, the Merger Agreements or the Closing Agreements other than such Authorizations, consents, approvals and waivers the failure to obtain which would not, either individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

         3.6 Financial Statements. (a) The Company has previously delivered to the HFCP Investors correct and complete copies of its (i) audited consolidated financial statements (including the balance sheet, statement of income and statement of cash flows, and, in each case, the related footnotes thereto) as of December 31, 1995, December 31, 1994 and December 31, 1993 and for the years then ended (the "Audited Statements"), (ii) interim consolidated financial statements (including the balance sheet, statement of income and statement of cash flows) as of June 30, 1996 and for the six months then ended (the "Interim Statements") and (iii) an interim profit summary (representing the Company's internal monthly financial reporting package, which does not constitute a complete set of financial statements and is not prepared in accordance with
GAAP) for the eight months ended August 31, 1996 (the "August Statement"). Each of the balance sheets included in such Audited Statements and Interim Statements (collectively, the "Company Financial Statements") presents fairly the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof, and each of the other related statements included in such Company Financial Statements presents fairly the consolidated income and cash flows, as the case may be, of the Company and its Subsidiaries for the respective periods thereof, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein and subject, in the case of the Interim Statements, to normal year-end audit adjustments.

         (b) The Company has previously delivered to the HFCP Investors copies of the "as adjusted" consolidated statements of income (and footnotes explaining the pro forma adjustments) (i) for the years ended December 31, 1995, December 31, 1994 and December 31, 1993 and (ii) for the six months ended June 30, 1996 (the "Adjusted Financial Statements"). Except where stated, the pretax adjustments enumerated in the notes thereto (the "Adjustments") (which, as specified therein, include adjustments to reflect (A) the elimination of certain charges related to the existing capital structure of the Company, (B) the elimination of certain events characterized as one time events and (C) the inclusion on a proportionate basis of the revenues and income of entities in which the Company or one or more of its Subsidiaries has a partial ownership interest) are based upon actual amounts charged or credited, as the case may be, in the books and records of the Company and its Subsidiaries. The tax effects of the Adjustments are estimates, made by the Company in good faith, as to what impact such Adjustments would have on the Company's overall tax provisions. The Company makes no representation as to the ap-propriateness of the Adjustments in presenting fairly the earnings or financial condition of the Company.

         (c) Except as set forth in Section 3.6(c) of the Company Disclosure Letter and to the extent reflected or reserved against in the Company Financial Statements, none of the Company nor any Subsidiary of the Company has any liabilities or obligations (of the types that, in accordance with GAAP, are required to be reflected or reserved against in the Company Financial Statements) of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due, for the periods covered thereby. Except as set forth in Section 3.6(c) of the Company Disclosure Letter, the Company does not know of any basis for the assertion against the Company or any Subsidiary of the Company of any claim or liability (of the types that, in accordance with GAAP, are required to be reflected or reserved against in the Company Financial Statements) of any nature or in any amount not fully reflected or reserved against in the Company Financial Statements for the periods provided.

         3.7 Absence of Certain Changes or Events. Since December 31, 1995, there has not been any material adverse change in the Business Condition of the Company and its Subsidiaries taken as a whole, and, except as otherwise set forth in Section 3.7 of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company has taken any action, or permitted or suffered to be taken any action set forth below:

         (a) in the case of the Company and the Operating Subsidiaries, amended its certificate of incorporation, by-laws, or other organizational documents (other than (i) to change the number of directors of the Company and (ii) the amendment of the LP Agreement in connection with the transfer of a 1% General Partnership Interest to Partner Two);

         (b) declared, set aside, made or paid any dividend or other distribution in respect of its capital stock or other equity interests or purchased or redeemed, directly or indirectly, any shares of its capital stock or other equity interests, other than (i) annual dividends and distributions, made in accordance with past practice, in October 1996, in an aggregate amount not to exceed $1.7 million, (ii) dividends or other distributions made by any Subsidiary of the Company to the Company or any Subsidiary of the Company, (iii) dividends or other distributions made by any entity in which the Company or any Subsidiary owns a minority interest, made in the normal course of business, consistent with past practice and (iv) the repurchases of Equity Units owned by former employees described in Section 3.7(d) of the Company Disclosure Letter;

         (c) incurred any indebtedness for borrowed money or guaranteed any such indebtedness or issued or sold any debt securities, or refinanced any indebtedness for borrowed money in excess of $500,000, except for amounts available for draw under credit facilities listed as Material Contracts in
Section 3.14 of the Company Disclosure Letter and intra-Company borrowings, indebtedness or guarantees incurred by non-U.S. Subsidiaries of the Company in the ordinary course of business;

         (d) except as contemplated under the terms of agreements in existence on the date hereof (complete and accurate copies of which have been furnished by the Company to the HFCP

Investors) engaged in any Interested Party Transaction (other than (i) repurchases of Equity Units by the Company or the Partnership not exceeding the dollar amount set forth in the Section 3.7(d) of the Company Disclosure Letter in connection with the termination of employment of an employee of the Company or any of its Subsidiaries or (ii) the issuances of Equity Units reflected in
Section 3.4 hereof or Section 3.4 of the Company Disclosure Letter);

         (e) other than in the ordinary course of business, acquired assets or properties for cash or otherwise for an amount in excess of $5 million in the aggregate;

         (f) replaced the independent auditors of the Company or made any material change in any method of financial accounting or accounting practice, except for any such change required by reason of a concurrent change in GAAP;

         (g) sold or otherwise disposed of assets that are material to the Company and its Subsidiaries, taken as a whole, including any operating group or line of business, of the Company or any Subsidiary of the Company;

         (h) except as set forth in Section 3.7(h) of the Company Disclosure Letter, increased by 20% or more the annual base compensation of any officer or employee of the Company whose annual base compensation exceeded $250,000 in the last 12 months, or entered into or made any material change in any severance contract or arrangement with any such officer or key employee, or made any material change in the Bonus Pool or the overall compensation structure of the Company and its Subsidiaries, taken as a whole;

         (i) entered into any material commitment, contract or transaction, or released or relinquished any material contract rights, other than in the ordinary course of business consistent with past practice of the Company; or

         (j) entered into any agreement to do any of the foregoing.

         3.8 Properties. (a) Section 3.8(a) of the Company Disclosure Letter contains a true and complete list of all real property owned by the Company and its Subsidiaries. Except as set forth in Section 3.8(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns any real property or any interest in real property (including any option or reversionary interest, but excluding leasehold interests).

         (b) Except as set forth in Section 3.8(b) of the Company Disclosure Letter, the real property (including, without limitation, all buildings and structures) set forth in Section 3.8(a) of the Company Disclosure Letter is (i) fit, suitable and reasonably adequate for the uses for which it is used, (ii) in compliance in all material respects with all applicable building, zoning, subdivision and other land use and similar applicable laws and all restrictions of record and other recorded liens, (iii) not the subject of, or affected by any condemnation, eminent domain or inverse condemnation instituted, pending or threatened, and (iv) not the subject of any contract or other restrictions of any nature whatsoever (recorded or unrecorded) that prevents or limits the Company's or any of its Subsidiary's, as the case may be, right to convey any such real property.

         (c) Except as disclosed in Section 3.8(c) of the Company Disclosure Letter, the Company or one or more of its Subsidiaries, as the case may be, has good and marketable title to the real property listed in Section 3.8(a) of the Company Disclosure Letter, free and clear of all Encumbrances except for Company Permitted Encumbrances. The Company has previously delivered to the HFCP Investors correct and complete copies of all title insurance policies relating to the real property listed in Section 3.8(a) of the Company Disclosure Letter that is located at 285 Madison Avenue, New York, New York 10017. All buildings and structures located on the real property listed in Section 3.8(a) of the Company Disclosure Letter are entirely within the boundaries thereof (as specified, with respect to such real property that is located in the continental U.S., in the legal descriptions which are included in Section 3.8(c) of the Company Disclosure Letter), no buildings or structures not owned by the Company or its Subsidiaries, as the case may be, encroach onto such real property and all taxes, assessments and similar sums due and payable with respect to said real property thereof have been paid, and all structures and other improvements located on such real property are in reasonably satisfactory operating condition and repair, subject to ordinary wear and tear and ongoing maintenance in the ordinary course of business.

         (d) Section 3.8(d) of the Company Disclosure Letter is a true, complete and accurate list of each lease, sublease, license or other occupancy agreement which involves an obligation with respect to 50,000 or more square feet in area relating to real property and to which the Company or any of its Subsidiaries is a party or pursuant to which the Company, the Partnership or any of their Subsidiaries uses or occupies real property (collectively and individually, "Leases"). None of the Company or its Subsidiaries is a party to or obligated under any lease, sublease, license or other occupancy agreement, other than the Leases, involving annual base rental expenses in excess of $2,500,000. The Company or its Subsidiary, as the case may be, which is the lessee thereof enjoys peaceful and undisturbed possession under all Leases under which it operates. Each of such Leases is in full force and effect and (i) none of the Company or its Subsidiaries, or, to the Company's knowledge, any other party thereto, has breached any Lease or is in default thereunder in any material respect, and (ii) no event has occurred which, with the passage of time or the giving or notice, would constitute such a breach or default.

         (e) The Company and its Subsidiaries have such title to all of their respective personal property and assets, tangible and intangible as may be necessary to conduct their respective businesses substantially in the same manner as such businesses have been conducted, and all such tangible personal property and assets are in reasonably satisfactory operating condition and repair, subject to ordinary wear and tear and ongoing maintenance in the ordinary course of business. Except as set forth in Section 3.8(e) of the Company Disclosure Letter, (i) there is no title defect affecting any of such personal property or assets in the United States, and all of such personal property and assets in the United States are, in each case, free and clear of all Encumbrances, except for Company Permitted Encumbrances and (ii) there is no title defect affecting any of such personal property or assets outside the United States other than such title defects as would not, either individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

         3.9 Intellectual Property. (a) Except as set forth in Section 3.9 of the Company Disclosure Letter, the Company and its Subsidiaries own, or have the defensible right to use, the Intellectual Property used in the Company's business (excluding Intellectual Property that clients of the Company or any of its Subsidiaries have, or purport to have, the right to use) except where the failure to so own or have the defensible right to use such Intellectual Property would not, either individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

         (b) Except as set forth in Section 3.9 of the Company Disclosure Letter, no claims which, either individually or in the aggregate, would have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, have been asserted by any Person (i) challenging the ownership, validity or effectiveness of any Intellectual Property owned or used by the Company and its Subsidiaries, (ii) to the effect that any activity of the Company or its Subsidiaries infringes on any other party's Intellectual Property or (iii) against the use by the Company or its Subsidiaries of any Intellectual Property necessary for the conduct of its respective business.

         3.10 Employee Benefit Plans. (a) Section 3.10(a) of the Company Disclosure Letter contains a complete and accurate list of (i) all Benefit Plans of the Company and its Subsidiaries maintained in the U.S. primarily for the benefit of U.S. citizens or residents (other than such plans which are not Pension Plans or post-retirement benefit plans and which, both individually and in the aggregate, involve immaterial obligations) and (ii) all Benefit Plans (A) maintained outside the U.S. primarily for the benefit of non-U.S. citizens or residents providing for or relating to Derivative Securities or (B) which are Foreign Post-Retirement Plans. Except as disclosed in Section 3.10(a) of the Company Disclosure Letter, all Benefit Plans which are "employee benefit plans," as defined in Section 3(3) of ERISA, in all material respects are in compliance with and have been administered in all material respects in compliance with all applicable requirements under any Law, including but not limited to the Code and ERISA, and all contributions required to be made to each such plan under the terms of such plan, ERISA, the Code or other applicable Law for all periods of time prior to the date hereof and the Closing Date have been or will be, as the case may be, made or accrued.

         (b) Except as disclosed in Section 3.10(b) of the Company Disclosure Letter, with respect to any Benefit Plan which is intended to qualify under section 401(a) of the Code (each, a "Pension Plan"), a favorable determination letter as to the qualification under Section 401(a) of the Code has been issued and the related trust has been determined to be exempt from taxation under
Section 501(a) of the Code and no amendment made (or the failure of such amendment to be made) to any Pension Plan subsequent to the date of such determination letter has resulted in an adverse determination by the Internal Revenue Service or a court of competent jurisdiction as to the qualified status of any such plan. The Company and its Subsidiaries have performed all material obligations required to be performed by them under, and are not in default under or in violation of, the terms of any of the Pension Plans in any material respect. Neither the Company nor its Subsidiaries nor any other "disqualified person" (as defined in Section 4975 of the Code) has engaged in any "prohibited transaction" (as such term is defined in Section 4975 of the Code), which could subject any Pension Plan (or its related trust), the Company or any of its Subsidiaries or (to the extent indemnified by the Company or any Subsidiary) any officer, director or employee of the Company or any of its Subsidiaries to any material tax or penalty imposed under Section 4975 of the Code. Except as disclosed in
Section 3.10(b) of the Company Disclosure Letter, no Pension Plan is a "defined benefit plan," as defined in Section 3(35) of ERISA or subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA. Except as disclosed in
Section 3.10(b) of the Company Disclosure Letter, as of the last valuation date, the assets of each Pension Plan subject to Title IV of ERISA equalled or exceeded the accrued liabilities (within the meaning of Section 3(29) of ERISA) of each such Pension Plan. Except as disclosed in Section 3.10(b) of the Company Disclosure Letter, no Benefit Plan is funded through a welfare benefit fund within the meaning of Section 419 of the Code and no benefits under any Benefit Plan are provided through a voluntary employees' beneficiary association within the meaning of Section 501(c)(9) of the Code.

         (c) Neither the Company nor any of its Subsidiaries is required to contribute to, or during the five-year period ending on the Closing Date will have been required to contribute to, any "multiemployer plan," as such term is defined in Section 4001(a)(3) of ERISA, subject to Title IV of ERISA, and neither the Company nor any of its Subsidiaries is subject to any withdrawal or partial withdrawal liability within the contemplation of Section 4201 of ERISA and will not become subject thereto as a result of the transactions contemplated by this Agreement, the Merger Agreements or any of the Closing Agreements.

         (d) Except with respect to (i) the acceleration of vesting of certain Equity Units in connection with the Equity Roll-Over under the Stock Subscription Agreement, (ii) the vesting and cash settlement of Company Options, Partnership Options and GPU's contemplated by Section 6.4(b) hereof, (iii) the Executive Committee Plans, (iv) grants under the Restricted Stock Plan or the Stock Option Plan, and (v) the agreements disclosed in Sections 3.4(b)(i) and 3.7(d) of the Company Disclosure Letter, neither the execution and delivery of this Agreement, the Merger Agreements or Closing Agreements nor the consummation of the transactions contemplated hereby and thereby will (A) result in any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer, employee or other Affiliate of the Company or any of its Subsidiaries under any Benefit Plan or otherwise, (B) increase any benefits otherwise payable by the Company or any Subsidiary under any Benefit Plan or (C) result in the acceleration of the time of payment, or vesting, of any such benefits.

         (e) Except as set forth in Section 3.10(e) of the Company Disclosure Letter, neither the Company nor any ERISA Affiliate has any material Controlled Group Liability, nor do any circumstances exist that would result in any of them having any Controlled Group Liability. "Controlled Group Liability" means (i) any and all liabilities under Title IV of ERISA to the Pension Benefit Guaranty Corporation (other than for premium payments), to any "multiemployer plan", to any participant or to the Internal Revenue Service, (ii) any and all liabilities with respect to withdrawal or partial withdrawal from a "multiemployer plan" (as defined in paragraph (c) of this Section 3.10) and (iii) any and all liabilities arising from violations of the requirements of (A) Section 302 of ERISA, (B) Sections 412 and 4971 of the Code and (C) the continuation coverage requirements of Section 601 et seq. of ERISA and section 4980B of the Code.

         (f) There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of the Company or any of its Subsidiaries whose principal work location is the U.S.; no such petitions have been pending at any time within two years of the date of this Agreement, and, to the knowledge of the Company, there has not been any organizing effort by any union or other group seeking to represent any such employees of the Company or any of its Subsidiaries as their exclusive bargaining agent at any time within two years of the date of this Agreement. There are no labor strikes, work stoppages or other labor troubles, other than routine grievance matters, now pending, or, to the Company's knowledge, threatened, against the Company or any of its Subsidiaries, nor have there been any such labor strikes, work stoppages or other labor troubles, other than routine grievance matters, with respect to the Company or any of its Subsidiaries at any time within two years of the date of this Agreement.

         (g) All Foreign Post-Retirement Plans have been established, operated, administered and maintained in material compliance with all Laws and Orders applicable thereto, except where any failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Except where it would not, individually or in the aggregate, have a Material Adverse Effect, (i) all premiums, contributions and any other amounts required to be paid pursuant to applicable Foreign Post-Retirement Plan documents or applicable Laws governing such Foreign Post-Retirement Plans, have been paid or accrued as required, and (ii) the present value of all benefits vested under each Foreign Post-Retirement Plan determined as of the most recent valuation date in respect thereof does not exceed the value of the assets of such Foreign Post-Retirement Plan except, in each case, as would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

         3.11 Taxes. (a) All Tax Returns required to be filed by the Company or any Subsidiary of the Company and all Tax Returns of any consolidated, combined or unitary group which includes the Company or any Subsidiary of the Company have been timely and properly filed (other than, in the case of jurisdictions outside the United States, where such failures to timely and properly file would not, either individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole).

         (b) Except as set forth in Section 3.11(b) of the Company Disclosure Letter or as previously disclosed to the HFCP Investors, all Taxes which are due and payable or which are required to be paid or withheld by the Company or any Subsidiary of the Company have been duly paid or reserved for in accordance with generally accepted accounting principles on the Company Financial Statements through the dates thereof or, if they first become due and payable after June 30, 1996, are reserved for on the books and records of the Company or any Subsidiary of the Company and neither the Company nor any Subsidiary of the Company has, or will have, any liability for Taxes materially in excess of the amounts so paid or so reserved.

         (c) Except as set forth in Section 3.11(c) of the Company Disclosure Letter, (i) all Tax Returns with respect to Taxes that have been filed by or with respect to the Company or any Subsidiary of the Company have been audited by the Internal Revenue Service or the appropriate Governmental Authority or the period for assessment of the Taxes in respect of which such Tax

Returns were required to be filed has expired (except, in the case of Tax Returns filed outside the U.S., as would not, either individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole), (ii) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (iii) no issues that have been raised by the relevant Governmental Authority in connection with the examination of any such Tax Returns are currently pending and (iv) no waivers of statutes of limitation have been given or requested by or with respect to any Taxes of the Company or any Subsidiary of the Company.

         (d) Except as set forth in Section 3.11(d) of the Company Disclosure Letter, there are no federal, state or local Tax liens upon any property or assets of the Company or any Subsidiary of the Company (other than, in the case of jurisdictions outside of the U.S., such liens as would not, either individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole).

         (e) For purposes of this Section 3.11, "Tax Returns" shall mean all returns, amended returns, declarations, reports, estimates, information returns and statements required or permitted to be filed under any Law relating to Taxes by, or including, the Company or any Subsidiary of the Company.

         3.12 Compliance with Laws. (a) Except as set forth in Section 3.12(a) of the Company Disclosure Letter: (i) the conduct of the business of each of the Company and its Subsidiaries complies with all Laws and Orders applicable thereto and (ii) none of the Company or any of its Subsidiaries has received any written communication from a Governmental Authority that alleges that the Company or any of its Subsidiaries is not in compliance with, or may be liable under, any Law or Order applicable thereto, other than in the case of each of clauses (i) and (ii), such violations of Laws or Orders as would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

         (b) Except as set forth in Section 3.12(b) of the Company Disclosure
Letter: (i) the Company and each of its Subsidiaries have duly secured and possess, on the date hereof, all necessary Licenses and Authorizations from, and have filed all material required registrations, applications, reports and other documents with any Governmental Authority exercising jurisdiction over the Company or any Subsidiary of the Company, and (ii) such Licenses and Authorizations are valid and in full force and effect without adverse conditions except for such conditions as are generally applicable to holders of such Licenses and Authorizations except, in the case of each of clauses (i) and (ii), where the failure to obtain, or invalidity of, such Licenses and Authorizations would not, either individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

         (c) Except as set forth in Section 3.12(c) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries has caused or taken any action that is expected to result in, and none of them is subject to, any liability or obligation under any Environmental Law relating to (i) the environmental conditions on, under, or about any real property currently or formerly owned, leased or operated by the Company or its Subsidiaries, including any contamination of soil or groundwater at such properties, or (ii) the past or present use, management, handling, transport, treatment, generation, storage, or release of any Hazardous Materials by the Company or its Subsidiaries, other than in the case of each of clauses (i) and (ii), liabilities or obligations which, either individually or in the aggregate, would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

         3.13 Compliance with Charter and Contracts. (a) Neither the Company nor any Subsidiary of the Company is in violation of any term of its certificate of incorporation, by-laws or other organizational documents.

         (b) Section 3.13 of the Company's Disclosure Letter contains an accurate and complete listing, as of the date hereof, of all contracts (other than client contracts), agreements and understandings to which the Company or any of its Subsidiaries is a party or may be bound that would be required to be filed under Regulation S-K Item 601(b)(10) promulgated by the Securities and Exchange Commission, as if the Company were a registrant subject to such regulation (each, a "Material Contract"). A complete and accurate copy of (i) each such Material Contract, (ii) each contract with the clients listed in
Section 3.15(b) of the Company Disclosure Letter and (iii) each Lease has previously been provided to the HFCP Investors. Except as set forth in Section
3.13 of the Company Disclosure Letter, each Material Contract is in full force and effect and (i) none of the Company or its Subsidiaries, or, to the Company's knowledge, any other party thereto, has breached or is in default thereunder in any material respect, (ii) no event has occurred which, with the passage of time or the giving of notice, would constitute such a material breach or default,
(iii) no claim of material default thereunder has been asserted, or to the Company's knowledge, threatened, and (iv) none of the Company or its Subsidiaries, or, to the Company's knowledge, any other party thereto is seeking the renegotiation thereof in any material respect or substitute performance thereunder in any material respect.

         3.14 Litigation. Except as set forth in Section 3.14 of the Company Disclosure Letter, there are no Actions pending or, to the knowledge of the Company, threatened by or before any Governmental Authority against the Company or any of its Subsidiaries (or any Benefit Plan), or any property of the Company or any of its Subsidiaries (including Intellectual Property) that are reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, or that prohibit or are reasonably likely to delay or hinder consummation of any of the transactions contemplated by this Agreement, the Merger Agreements or the Closing Agreements. As of the date of this Agreement, the statements contained in Section 3.14 of the Company Disclosure Letter are, in all material respects, accurate descriptions of the matters discussed therein and do not omit any material information which is necessary in order to make such information set forth therein not misleading. There are no Orders against the Company or any of its Subsidiaries or any of their respective properties or businesses that are reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, or that prohibit or are reasonably likely to delay or hinder consummation of any of the transactions contemplated by this Agreement, the Merger Agreements or Closing Agreements.

         3.15 Client Relations. Section 3.15 of Company Disclosure Letter contains an accurate and complete listing for the Company and the Subsidiaries, taken as a whole, of (a) the 20 largest clients (measured by commissions and fees generated, where "client" for purposes of this Section 3.15 shall include all Subsidiaries and Affiliates of any client) for the year ended December 31, 1995, and the commissions and fees from each such client and from all clients (in the aggregate) for the year ended December 31, 1995 and (b) the clients projected, as of the date hereof, to be the 20 largest clients (measured by commissions and fees) based on the Company's current 1996 plan for the fiscal year ending December 31, 1996, together with the estimated commissions and fees for each such client and all clients (in the aggregate) for such fiscal year. Except as set forth on Section 3.15 of the Company Disclosure Letter, as of the date hereof, no current client of the Company or any Subsidiary which in 1995 generated commissions and fees in excess of $4,000,000 (exclusive of any performance based bonus), or in 1996 is estimated to generate commissions and fees in excess of $4,000,000 (exclusive of any performance-based bonus), has, since January 1, 1996, advised the Company or any Subsidiary of the Company that it is not continuing, or is terminating or placing "in review", the handling of its business by the Company or any Subsidiary of the Company, as a whole or in respect of any material product, project or service, or will reduce its future spending with the Company or any Subsidiary in any material manner.

         3.16 Accounts Receivable; Work-in-Process; Accounts Payable. The amount of all work-in-process, accounts receivable, expenditures billable to clients and other debts due or recorded in the records and books of account of the Company and its Subsidiaries as being due to the Company or its Subsidiary and reflected in the Company Financial Statements as of and for the year ended December 31, 1995 or in the Interim Statements arose from bona fide transactions in the ordinary course of business and each of the Company and its Subsidiaries has made such provisions, reserves or similar adjustments in such records and books of account as its management has estimated in good faith and believes to be appropriate for such accounts receivable or other debts that may not be good and collectible in full. There has been no change since December 31, 1995 in the amount or aging of the work-in-process, accounts receivable, expenditures billable to clients or other debts due to the Company or its Subsidiaries or the reserves with respect thereto, or accounts payable of the Company or its Subsidiaries, that would, either individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

         3.17 Affiliated Transactions. Section 3.17 of the Company Disclosure Letter contains an accurate and complete listing of all material contracts, agreements or understandings, in effect on the date hereof and by which the Company or any of its Subsidiaries is bound, other than Benefit Plans, that involve an Interested Party Transaction, and complete and accurate copies of such agreements have been provided to the HFCP Investors.

         3.18 Brokers and Finders. Except for the fees and expenses payable (a) to Bear, Stearns & Co. Inc., which fees and expenses have been disclosed to the HFCP Investors, (b) U.S. Trust Company of California, N.A., independent fiduciary of the Profit Sharing Plan and the Savings Plan, (c) Duff & Phelps LLC, financial advisor to the independent fiduciary of the Profit Sharing Plan and the Savings Plan, and (d) the investor representative for non-accredited investors, neither the Company nor any of its Subsidiaries has employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

         3.19 Disclosure Documents. (a) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Disclosure Documents will at the time (i) they are distributed to offerees of the respective Company Offer and Partnership Offer or (ii) withdrawal rights under the Company Offer and the Partnership Offer, respectively, expire and the Offers are consummated, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. If, at any time prior to the consummation of the Company Offer or the Partnership Offer, as the case may be, the Company becomes aware of the occurrence of any event with respect to the Company, any of its Subsidiaries, or its directors, officers, employees or holders of Equity Units which is required to be described in the Disclosure Documents (or in any amendment of, or supplement to, the Disclosure Documents) as described above, the Company shall notify the HFCP Investors and Holdings, and the Company shall cooperate with the HFCP Investors and Holdings in promptly preparing an appropriate amendment or supplement in which such event shall be so described and disseminated to the holders of Equity Units, and the Company shall provide all reasonable assistance to enable such amendment or supplement to comply with all provisions of applicable law.

         (b) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Private Placement Memorandum will, at the time the Private Placement Memorandum is distributed to the potential Initial Management Investors, or at the time of the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Closing, the Company becomes aware of the occurrence of any event with respect to the Company or any of the Company's Subsidiaries which is required to be described in the Private Placement Memorandum (or in any amendment of, or supplement to, the Private Placement Memorandum) so as to maintain the accuracy and completeness of the Private Placement Memorandum, the Company shall notify the HFCP Investors and Holdings, the Company shall cooperate with the HFCP Investors and Holdings in promptly preparing an appropriate amendment or supplement in which such event shall be so described and disseminated to the potential Initial Management Investors, and the Company shall provide all reasonable assistance to enable such amendment or supplement to comply with all provisions of applicable law.

         (c) The offering and sale of Holdings Shares and the issuance of Roll-Over Options in the Equity Roll-Over shall be exempt from registration under the Securities Act.


                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND Y&R DEL

         Holdings and Y&R DEL represent and warrant to the Company and the HFCP Investors that:

         4.1 Organization of Holdings and Y&R DEL. Each of Holdings and Y&R DEL is (and, at the time of the Closing, will be) a corporation duly organized, validly existing and in good standing under the laws of the States of New York and Delaware, respectively, and has all requisite corporate or other power and authority to own or lease and operate its properties, to carry on its business as now conducted, to enter into this Agreement, the Merger Agreements and the Closing Agreements to which it is a party and to carry out the provisions of this Agreement, the Merger Agreements and such Closing Agreements and consummate the transactions contemplated hereby and thereby. Each of Holdings and Y&R DEL is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failures to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Holdings and its Subsidiaries, taken as a whole.

         4.2 Authorization of Agreements. (a) This Agreement, the Merger Agreements and each of the Closing Agreements to which Holdings or Y&R DEL is a party, and the consummation of the transactions contemplated hereby and thereby, have been approved by the Board of Directors of each of Holdings and Y&R DEL and have been duly authorized by all other necessary corporate action on the part of Holdings and Y&R DEL except for the approval of Holdings' shareholders contemplated by the Holdings Merger Agreement or by Section 2.4(c) hereof. Holdings and Y&R DEL have delivered to the Company and the HFCP Investors true and correct copies of resolutions adopted by the Board of Directors of each of Holdings and Y&R DEL approving this Agreement, the Merger Agreements and each of the Closing Agreements to which it is a party.

         (b) This Agreement has been duly executed and delivered by a duly authorized officer of each of Holdings and Y&R DEL and constitutes a valid and binding agreement of each of Holdings and Y&R DEL enforceable against Holdings and Y&R DEL in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally, by general equitable principles and by implied covenants of good faith and fair dealing.

         (c) When executed, the Merger Agreements and each of the Closing Agreements to which Holdings and Y&R DEL is a party will have been duly executed and delivered by a duly authorized officer of Holdings and Y&R DEL, as the case may be, and will constitute a valid and binding agreement of Holdings and Y&R DEL, as the case may be, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally, by general equitable principles and by implied covenants of good faith and fair dealing.

         4.3 Capitalization. (a) The authorized capital stock of Holdings consists of 1,000 shares of Holdings Common Stock, of which 100 shares are outstanding and owned fifty percent each by Stephanie W. Abramson and Philip U. Hammarskjold. The authorized capital stock of Y&R DEL consists of 1,000 shares of Y&R DEL Common Stock, of which 100 shares are outstanding and owned by Holdings. Upon issuance as contemplated herein and therein, the HFCP Issued Shares and the Holdings Shares (which, following the Mergers, will become shares of Y&R Common Stock) issuable upon exercise of the HFCP Options will be duly authorized, validly issued, and, subject to Section 630 of the NYBCL, fully paid and nonassessable.

         (b) Except as set forth herein, in the Merger Agreements or in any Closing Agreement, on the date hereof, there are no outstanding Derivative Securities of Holdings or Y&R DEL. Holdings does not own, directly or indirectly, any shares of capital stock of, or other equity interest in, any Person other than Y&R DEL. Y&R DEL does not own, directly or indirectly, any shares of capital stock of, or other equity interests in, any Person.

         (c) Except as set forth herein, in the Merger Agreements or in any Closing Agreement, there are no (i) agreements to which Holdings or Y&R DEL is a party that will restrict the transfer of, or affect the voting rights of, any holder of Holdings Shares or shares of Y&R DEL Common Stock when such Holdings Shares or shares of Y&R DEL Common Stock are issued as contemplated herein, (ii) preemptive or anti-dilutive rights on the part of any holder or prospective holder of any capital stock of Holdings or Y&R DEL or (iii) rights with respect to registration under the Securities Act of any security of Holdings or Y&R DEL.

         4.4 Compliance with Other Instruments. (a) The execution, delivery and performance of this Agreement, the Merger Agreements and the Closing Agreements to which Holdings or Y&R DEL is a party and the consummation of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof will not result in any violation of or conflict with any term of (i) the certificate of incorporation, by-laws or other organizational documents of Holdings or Y&R DEL or (ii) assuming the receipt of all Authorizations, consents, approvals and waivers set forth in the Company Disclosure Letter, any Law or Order, by which Holdings or Y&R DEL may be bound.

         (b) The Company Disclosure Letter lists (i) all Authorizations that are required to be made, filed, given or obtained by Holdings or Y&R DEL with, to or from any Governmental Authority in connection with the transactions contemplated to occur by this Agreement, the Merger Agreements and the Closing Agreements and
(ii) all consents, approvals and waivers required to be given by, or obtained from, any other Persons to or by Holdings or Y&R DEL in connection with the consummation of the transactions contemplated to occur by this Agreement, the Merger Agreements and the Closing Agreements.

         4.5 Brokers and Finders. Except as set forth in Section 3.18, neither Holdings nor Y&R DEL has employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

         4.6 No Prior Activities. Neither Holdings nor Y&R DEL has incurred, directly or indirectly, any liabilities or obligations, except those incurred in connection with its incorporation and capitalization or with the negotiation of this Agreement and the Senior Bank Facility and the consummation of the transactions contemplated hereby and thereby. Neither Holdings nor Y&R DEL has engaged, directly or indirectly, in any business or activity of any type or kind, or entered into any agreement or arrangement with any Person, and is not subject to or bound by any liability, obligation or undertaking, that is not contemplated by or in connection with their incorporation and capitalization or this Agreement and the transactions contemplated hereby.


                                    ARTICLE V

              REPRESENTATIONS AND WARRANTIES OF THE HFCP INVESTORS

         The HFCP Investors represent and warrant to the Company, the Partnership, Holdings and Y&R DEL that:

         5.1 Organization of the HFCP Investors. Each of the HFCP Investors (which is not an individual) is (and, at the time of the Closing, will be) a partnership duly organized and validly existing under the laws of the jurisdiction of its organization and has all requisite power and authority to own or lease and operate its properties, to carry on its business as now conducted, to enter into this Agreement and the Closing Agreements to which it is a party and to carry out the provisions of this Agreement and such Closing Agreements and consummate the transactions contemplated hereby and thereby.

         5.2 Authorization of Agreements. (a) This Agreement and each of the Closing Agreements to which the HFCP Investors are parties, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of the HFCP Investors. Each of the HFCP Investors (which is not an individual) has delivered to the Company and Holdings true and correct copies of resolutions approving this Agreement and each of the Closing Agreements to which it is a party.

         (b) This Agreement has been duly executed and delivered by each of the HFCP Investors and constitutes a valid and binding agreement of each such HFCP Investor enforceable against such HFCP Investor in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally, by general equitable principles and by implied covenants of good faith and fair dealing.

         (c) When executed, each of the Closing Agreements to which any HFCP Investor is a party will have been duly executed and delivered by such HFCP Investor, and will constitute a valid and binding agreement of such HFCP Investor, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally, by general equitable principles and by implied covenants of good faith and fair dealing.

         5.3 Compliance with Other Instruments. (a) The execution, delivery and performance of this Agreement, the Merger Agreements and Closing Agreements and the consummation of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof will not result in any violation of or conflict with, constitute a default (with or without notice or the lapse of time) under, or give rise to a right of termination, cancellation, acceleration of, or a right to put, or compel a tender offer for, outstanding securities under, or result in the imposition of any Encumbrance under, or require any consent under, any term of (i) the agreement of limited partnership or other organizational documents of any HFCP Investor (which is not an individual), or
(ii) any note, bond, debt instrument, mortgage, indenture or other agreement or instrument or, assuming the receipt of all Authorizations, consents, approvals and waivers set forth in the Company Disclosure Letter, any Law or Order, by which any HFCP Investor may be bound, except for such violations, conflicts, defaults, rights of termination, cancellation, acceleration, put or tender offer, Encumbrances and consents which would not, either individually or in the aggregate, have a material adverse effect on the ability of the HFCP Investors to consummate the transactions contemplated by, and perform their obligations under, this Agreement and the Closing Agreements.

         (b) The HFCP Investors Disclosure Letter lists (i) all Authorizations that are required to be made, filed, given or obtained by any HFCP Investor with, to or from any Governmental Authority in connection with the transactions contemplated to occur by this Agreement, the Merger Agreements and Closing Agreements and (ii) all consents, approvals and waivers required to be given by, or obtained from, any other Persons to or by any HFCP Investor in connection with the consummation of the transactions contemplated to occur by this Agreement, the Merger Agreements and the Closing Agreements.

         5.4 Brokers and Finders. None of the HFCP Investors has employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

         5.5 Investment Intent. The HFCP Investors are acquiring the HFCP Issued Shares and the HFCP Options hereunder for their own accounts with the present intention of holding them for investment purposes and with no present intention of distributing or selling such HFCP Issued Shares (or, following the Mergers, the shares of Y&R Common Stock), HFCP Options, or the Holdings Shares (or, following the Mergers, the shares of Y&R Common Stock) issuable upon exercise thereof. None of the HFCP Investors will sell or otherwise dispose of any of such securities unless such sale or other disposition has been registered or is exempt from registration under the Securities Act. Each of the HFCP Investors is an "accredited investor", as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investments to be made by it hereunder.

         5.6 HFCP Investors Disclosure. (a) None of the information supplied or to be supplied by any of the HFCP Investors for inclusion or incorporation by reference in the Disclosure Documents will at the time (i) the Disclosure Documents are distributed to offerees of the respective Company Offer and Partnership Offer or (ii) withdrawal rights under the Company Offer and the Partnership Offer, respectively, expire and the Offers are consummated, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. If at any time prior to the consummation of the Company Offer or the Partnership Offer, as the case may be, any of the HFCP Investors becomes aware of the occurrence of any event with respect to the HFCP Investors which is required to be described in the Disclosure Documents (or in any amendment of, or supplement to, the Disclosure Documents) as described above, such HFCP Investor shall notify the Company and Holdings, and such HFCP Investor shall cooperate with the Company and Holdings in promptly preparing an appropriate amendment or supplement in which such event shall be so described and disseminated to the holders of Equity Units and such HFCP Investor shall provide all reasonable assistance to enable such amendment or supplement to comply with all provisions of applicable law.

         (b) None of the information supplied or to be supplied by any of the HFCP Investors for inclusion or incorporation by reference in the Private Placement Memorandum will, at the time the Private Placement Memorandum is distributed to the potential Initial Management Investors, or at the time of the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Closing, any of the HFCP Investors becomes aware of the occurrence of any event with respect to the HFCP Investors which is required to be described in the Private Placement Memorandum (or in any amendment of, or supplement to, the Private Placement Memorandum), so as to maintain the accuracy and completeness of the Private Placement Memorandum, such HFCP Investor shall notify the Company and Holdings, and such HFCP Investor shall cooperate with the Company and Holdings in promptly preparing an appropriate amendment or supplement in which such event shall be so described and disseminated to the potential Initial Management Investors and such HFCP Investor shall provide all reasonable assistance to enable such amendment or supplement to comply with all provisions of applicable law.

         5.7 Plan Assets. The HFCP Issued Shares and the HFCP Options will not be "plan assets" within the meaning of U.S. Department of Labor Regulation 29 C.F.R. Section 2510.3-101.

         5.8 Section 280G Requirement. None of the Company, Holdings or Y&R shall cease to meet the requirement set forth in Section 280G(b)(5)(A)(ii)(I) of the Code as a result of the acquisition of the HFCP Issued Shares and the HFCP Options hereunder.

                                   ARTICLE VI

                       ADDITIONAL COVENANTS AND AGREEMENTS

         6.1 Interim Conduct of Business of the Company. Except as contemplated by this Agreement or as set forth in the Company Disclosure Letter, during the period from the date of this Agreement to the Closing Date, (a) each of the Company and the Partnership shall, and shall cause each of their Subsidiaries to, conduct its operations according to its ordinary course of business consistent with past practice, (b) to the extent consistent with the foregoing, each of the Company and the Partnership shall seek to preserve intact its current business, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it with the objective that their goodwill and ongoing businesses shall be unimpaired on the Closing Date and (c) the Company and the Partnership shall not, without the prior written consent of the HFCP Investors, take any action, or permit or suffer to be taken any action, which is represented in Section 3.7 not to have been taken since December 31, 1995.

         6.2 Access to Information. (a) From and after the execution hereof and following the Closing, upon reasonable notice, each of the Company, the Partnership, Holdings and Y&R DEL shall and shall cause each of their Subsidiaries to, afford to officers, employees, counsel, accountants and other authorized representatives of the HFCP Investors ("HFCP Representatives") access, during normal business hours throughout the period prior to, on and after the Closing Date until the termination of this Agreement, to its properties, books and records and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such HFCP Representatives all information concerning its business, properties and personnel as may reasonably be requested. The parties acknowledge and agree that no investigation, pursuant to this Section 6.2 shall affect or be deemed to modify any of the respective representations or warranties made by the Company, the Partnership, Holdings or Y&R DEL.

         (b) From and after the Closing and until such time as the HFCP Investors hold less than 5% of the then outstanding shares of Y&R Common Stock, Y&R shall deliver to the HFCP Investors: (i) annual audited consolidated financial statements of Y&R as soon as practicable following the end of each Y&R fiscal year but in no event later than 90 days following the end of such fiscal year (provided that, for the year ended December 31, 1996, such annual financial statements shall be delivered no later than 120 days following the end of such fiscal year); (ii) quarterly unaudited consolidated financial statements as soon as practicable following the end of each Y&R fiscal quarter but in no event later than 45 days following the end of such fiscal quarter (provided that, for the quarter ended March 31, 1997, such quarterly financial statements shall be delivered no later than 90 days following the end of such fiscal quarter); (iii) following the end of each six-month period ending June 30 and December 31, and within 55 days and 90 days, respectively, a statement setting forth the details of the reserve and allowance accounts, including the beginning balances, additions thereto and deductions therefrom and other changes therein affecting Proportionate EBITA, and the ending balances, and an explanation of the changes in reasonable detail (A) on a consolidated basis, (B) for each line of business, and (C) for the Y&R corporate level; (iv) monthly management reports within 20 days following the end of each month; (v) annual business plans and preliminary budgets for any fiscal year of Y&R within 30 days following the start of such fiscal year; (vi) a final budget for any fiscal year of Y&R within 90 days following the start of such fiscal year; and (vii) all correspondence between Y&R and any of its Subsidiaries and the Senior Bank Lenders relating to the Senior Bank Facility (other than notices of borrowing and repayment and similar mechanical items) as soon as practicable following the date of such correspondence.

         (c) Subject to the requirements of law, the HFCP Investors will keep confidential all information and documents obtained pursuant to this Section 6.2 (or heretofore furnished to them by the Company in connection with the Recapitalization) except as otherwise consented to by the other party; provided, however, that the HFCP Investors shall not be precluded from making any disclosure which (based on advice of counsel) they deem required by law. In the event any HFCP Investor is required to disclose any information or documents pursuant to the immediately preceding sentence, such HFCP Investor shall promptly give written notice of such disclosure that is proposed to be made to Y&R so that the parties can work together to limit the disclosure to the greatest extent possible and, in the event that any party is legally compelled to disclose any information, to seek a protective order or other appropriate remedy or both. This Section 6.2 supersedes the Confidentiality Agreement dated May 20, 1996 by and between the Company and HFCP, and, as of the date hereof, such Confidentiality Agreement shall be terminated and shall be null and void and be of no further force or effect.

         6.3 Further Assurances. The parties shall and shall use all reasonable best efforts to cause their respective Subsidiaries to: (a) promptly make all filings and seek to obtain all Authorizations required under all applicable Laws with respect to the transactions contemplated hereby and by the Merger Agreements and Closing Agreements and cooperate with each other in all reasonable respects with respect thereto; (b) use all reasonable efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to satisfy the conditions set forth in Article VII and to consummate and make effective the transactions contemplated by this Agreement, the Merger Agreements and the Closing Agreements on the terms and conditions set forth herein and therein as soon as practicable (including seeking to remove promptly any injunction or other legal barrier that may prevent such consummation); and (c) not take any action (including facilitating, effecting or agreeing to effect or announcing an intention or proposal to effect, any acquisition, business combination or other transaction) which would reasonably be expected to impair the ability of the parties to consummate the transactions contemplated by this Agreement at the earliest practicable time including any action which would impair efforts to secure any required Authorizations for such transactions (regardless of whether such action would otherwise be permitted or not prohibited hereunder).

         6.4 Offers and Mergers. (a) As soon as practicable, (i) Holdings shall make an offer to purchase for cash all outstanding Company Shares (the "Company Offer") and (ii) the Company shall make an offer to purchase for cash all outstanding LPU's (the "Partnership Offer"), upon the terms and subject to the conditions set forth herein. The Offers shall be at a price of $115 per Company Share or LPU, minus the amount (if any) of (A) the principal and interest of any outstanding Company Common Stock or LPU holder loans with respect to such Equity Unit, which loans will be deemed repaid and (B) (in the case of the Partnership Offer) the original principal amount of any Exchange Notes and the aggregate of all Reductions relating to LPU's. LPU's issued in the 1988 reorganization of the Company must be surrendered together with the related Exchange Notes (which will be repaid net of loans) in the Partnership Offer. In connection with the Offers, Holdings and the Company shall distribute to the holders of Company Shares and LPU's the Disclosure Documents, setting forth the terms and conditions of the Offers and information concerning the Company and the Partnership, it being understood that the obligation of Holdings and the Company to commence the Offers and to accept for payment and to pay for any Company Shares or LPU's surrendered pursuant to the Offers, shall be subject to the conditions set forth in Exhibit 11 hereto.

         (b) In conjunction with the Offers, the respective employers of holders of outstanding Company Options and Partnership Options (in each case, whether or not vested or exercisable) and rights with respect to GPU's shall propose to such holders that they surrender for cancellation (i) their Company Options and their Partnership Options for total aggregate compensation totalling $115 per share of Company Common Stock or LPU subject to such Options less an amount equal to the number of shares of Company Common Stock or LPU's subject to such Options multiplied by the exercise price per share of Company Common Stock or LPU and (ii) their rights with respect to GPU's for total aggregate compensation totalling $115 per GPU. Such proposals for surrender of Company Options and Partnership Options and rights with respect to GPU's by such employees in expectation of cash consideration (and any modifications thereto agreed upon pursuant to Section 6.6 hereof), together with the consent of such employees to the Recapitalization, are collectively referred to herein as the "Special Compensation Arrangements." Holders of Company Options, Partnership Options and rights with respect to GPU's shall be asked to agree to such surrender by executing a consent to that effect no later than the scheduled expiration of the Offers. Except as otherwise agreed pursuant to Section 6.6 hereof, payments with respect to Company Options, Partnership Options and rights with respect to GPU's to be made to employees of non-U.S. Affiliates of the Company will be made at Closing, concurrently with the consummation of the Offers. Payments with respect to Company Options, Partnership Options and rights with respect to GPU's to be made to employees of the Company, the Partnership, or U.S. Affiliates of the Company or the Partnership, will be made (whether or not such person is still employed) on March 17, 1997, or as soon thereafter as possible under the Senior Bank Facility, together with interest on such payments from the Closing Date at the rate of the Eurodollar Base Rate for a three month period (as defined in the draft dated September 12, 1996 of the credit agreement providing for the Senior Bank Facility) plus 1%.

         (c) The holders of record of shares of Company Preferred Stock shall vote to (i) approve (A) the acceleration of vesting of certain Equity Units in connection with the Equity Roll-Over under the Stock Subscription Agreement and
(B) the vesting and cash settlement of Company Options, Partnership Options and GPU's contemplated by Section 6.4(b) hereof and (ii) approve the Holdings Merger. In conjunction with the Offers, (i) Holdings will obtain proxies from the holders of record of shares of Company Common Stock (effective upon consummation of the Company Offer) for a meeting of the Company's shareholders to be held on the date of consummation of the Company Offer (the "Company Shareholders' Meeting") for the purpose of approving the Holdings Merger and
(ii) the Company will obtain proxies from the holders of record of LPU's (effective upon consummation of the Partnership Offer) for the purpose of approving the Partnership Merger. The Company will take all necessary steps (A) under the NYBCL to call and convene the Company Shareholders' Meeting on the date of consummation of the Company Offer and (B) to secure the vote of holders of LPU's approving the Partnership Merger.

         (d) Holdings shall accept for payment Company Shares pursuant to the Company Offer, and the Company shall accept for payment LPU's pursuant to the Partnership Offer, in each case as soon as legally permissible, and pay for all such Company Shares and LPU's as promptly as practicable thereafter, following the later of (i) the 20th Business Day following commencement of the Offers and (ii) the satisfaction or waiver of the conditions set forth in Exhibit 11 hereto.

         (e) Holdings shall not amend the Company Offer, nor waive any of the conditions of the Company Offer, without the consent of the HFCP Investors and the Company. The Company shall not amend the Partnership Offer, nor waive any of the conditions of the Partnership Offer, without the consent of the HFCP Investors. The terms of the Special Compensation Arrangements shall not be amended by the Company or any of its Subsidiaries without the consent of the HFCP Investors.

         (f) The parties shall take all steps necessary to commence and consummate the Offers and the Mergers, and perform their other obligations, in each case, in accordance with this Agreement and the Merger Agreements and subject to the respective terms and conditions contained herein and therein. No provision of the Merger Agreements may be amended or waived without the consent of the HFCP Investors.

         6.5 Brand Asset(R) Valuator. The HFCP Investors acknowledge that the Company intends to invest an additional $5-6 million in Brand Asset(R) Valuator, and that such additional investment will not be taken into account in determining the Bonus Pool in 1996.

         6.6 Amendments to Preserve Tax Treatment. The parties shall amend this Agreement and shall agree to such amendments to the Merger Agreements and to the Closing Agreements to which they are a party, and to the Offers and to the Special Compensation Arrangements, as are necessary to incorporate such changes in the structure of the Recapitalization as the parties reasonably determine to be necessary so that the Recapitalization has substantially the tax and other consequences described in Section 7.1(k), or so as to avoid adverse tax consequences to holders of Equity Units outside the United States; provided that the parties shall not be obligated to approve such changes unless they (a) do not affect the economic terms of the Recapitalization in a manner adverse to any such party without such party's consent and (b) comply with applicable law.

         6.7 NYBCL Section 912 and DGCL Section 203. Holdings, the Company and Y&R DEL shall take such corporate actions as may be necessary so that the receipt of the HFCP Issued Shares, the Holdings Shares or shares of Y&R Common Stock subject to the HFCP Options, and any other Holdings Shares which may be acquired by the HFCP Investors in accordance with the provisions of the Stockholders' Agreement subsequent to the Closing, shall be exempt from the provisions of NYBCL Section 912 and DGCL Section 203, and the HFCP Investors shall not be "interested shareholders" or "interested stockholders" for purposes of such provisions.

         6.8 Indemnification for Certain Claims. Holdings shall indemnify all individuals who were members of the Board of Directors of the Company or Holdings at any time on or after August 11, 1996 through the date of this Agreement to the full extent permitted by law for any and all claims by any holder of Equity Units (other than the Management Investors) relating to the fairness of the Offers, the Special Compensation Arrangements or the Mergers.

         6.9 Plan Assets. So long as an HFCP Investor shall own Y&R Common Stock, such HFCP Investor shall ensure that such shares of stock are not "plan assets" within the meaning of U.S. Department of Labor Regulation 29 C.F.R.
Section 2510.3-101.

         6.10 Waiver of Nonlapse Restrictions. Holdings, the Company, the Partnership and the HFCP Investors agree that the waiver of restrictions set forth in the LP Agreement and the Existing Stockholders' Agreement with respect to LPU's and Company Common Stock in order to consummate the transactions contemplated hereby constitute noncompensatory waivers of nonlapse restrictions within the meaning of Section 83 of the Code and the regulations promulgated thereunder and that neither Holdings nor the Company nor any other party shall take any U.S. income tax deduction with respect thereto. Holdings, the Company and the Partnership agree to furnish each holder of Company Common Stock or LPU's with the statement required by Treas. Reg. Section 1.83-5(b)(2), if so requested.

         6.11 Amendment of Disclosure Letters. The Company, Holdings and the HFCP Investors may amend their respective Disclosure Letters after the date of this Agreement and prior to the Closing to add disclosure concerning any event occurring after the date of this Agreement over which the party so amending such Disclosure Letter had no control. Any such amendment (a) shall be effective to make the representations and warranties contained in Articles III, IV and V true and accurate for purposes of Article IX hereof, but (b) shall be disregarded for purposes of Article VII such that if, in the absence of such amendment, a party would have the right not to consummate the transactions contemplated hereby by virtue of the occurrence of such event, such right not to consummate shall continue notwithstanding such amendment to the Disclosure Letter.


                                   ARTICLE VII

                                   CONDITIONS

         7.1 Conditions to Each Party's Obligations. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment on or prior to the Closing Date of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefitted thereby, to the extent permitted by applicable law:

         (a) Financing. A definitive agreement in a form satisfactory to the HFCP Investors and the Company shall have been executed by Holdings, Y&R DEL, the Company, the Partnership and the Senior Bank Lenders with respect to the Senior Bank Facility and the Senior Bank Lenders shall be prepared to fund simultaneously with the Closing.

         (b) Stock Subscription Agreement. All of the conditions to consummation of the transactions contemplated by the Stock Subscription Agreement shall have been satisfied.

         (c) Closing Agreements. The Company and the HFCP Investors shall have agreed upon the forms of the Amended and Restated Certificate of Incorporation of Holdings, the Amended and Restated By-laws of Holdings, the Executive Option Agreements, the HFCP Voting Trust Agreement, the Restricted Stock Agreements, the Roll-Over Option Agreements, and the Registration Rights Agreement. The parties to the Closing Agreements shall have executed and delivered each of the Closing Agreements to the other respective parties thereto, other than such Closing Agreements to be delivered at the Closing pursuant to Section 2.3(b).

         (d) Successful Offers. All of the conditions to the Offers set forth in
Exhibit 11 hereto shall have been satisfied in accordance with their terms (without amendment or waiver except as mutually agreed by the parties hereto) and only the acceptance for payment of the Equity Units tendered into the Offers and surrendered pursuant to the Special Compensation Arrangements shall remain for consummation of the Offers.

         (e) No Conditions to the Mergers. All of the conditions to the consummation of the Mergers contemplated by the Company Merger Agreement, the Holdings Merger Agreement and the Partnership Merger Agreement, respectively, other than the consummation of the Company Offer and the Partnership Offer, respectively, the consummation of the Special Compensation Arrangements, and the Equity Unit holder approval of the Mergers thereafter, shall have been satisfied.

         (f) Government Consents, Etc. All (i) Authorizations specified in the Company Disclosure Letter and the HFCP Investors Disclosure Letter and (ii) other Authorizations required in connection with the execution and delivery of this Agreement, the Merger Agreements and the Closing Agreements and the performance of the obligations hereunder and thereunder shall have been made or obtained, in each case, without limitation or restriction, except where the failure to have obtained such Authorizations would not (A) have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, or (B) be reasonably likely to delay or impair the ability of the parties to perform their obligations under this Agreement, the Merger Agreements or any of the Closing Agreements.

         (g) No Injunction. There shall not be in effect any Order restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement, the Merger Agreements or the Closing Agreements or permitting such consummation only subject to any condition or restriction unacceptable to either the HFCP Investors, or the Company, in their respective reasonable judgment.

         (h) Third-Party Consents. All required authorizations, consents or approvals of any third party (other than a Governmental Authority), shall have been obtained, except where the failure to have obtained such authorizations, consents or approvals would not (A) have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, or (B) be reasonably likely to materially impair the ability of the parties to perform their obligations under this

Agreement, the Merger Agreements or any of the Closing Agreements. All members of the Executive Committee of the Company's Board of Directors as of the date hereof shall have agreed to terminate, and waive all rights under, the Executive Committee Plans.

         (i) Company Fairness Opinion. The Board of Directors of the Company shall have received an opinion from Bear, Stearns & Co. Inc., dated the date hereof, to the effect that, as of the date thereof, the consideration to be received by the holders of Equity Units, other than the Initial Management Investors, in the Offers, the Mergers and the Special Compensation Arrangements, is fair to such holders from a financial point of view (the "Company Fairness Opinion").

         (j) Savings Plan/Profit Sharing Plan Fairness Opinion. U.S. Trust Company of California, N.A., as independent fiduciary of the Savings Plan and the Profit Sharing Plan, shall have received an opinion from Duff & Phelps, LLC, financial advisor to the independent fiduciary, to the effect that (i) the consideration to be paid to the Savings Plan and the Profit Sharing Plan is equal to or greater than "adequate consideration" as defined under Title I of ERISA and (ii) the terms and conditions of the Recapitalization are fair and reasonable to the Savings Plan and the Profit Sharing Plan from a financial point of view (the "Savings Plan/Profit Sharing Plan Fairness Opinion").

         (k) Tax Consequences. The Company and the HFCP Investors shall be reasonably satisfied that, based on current law, the Recapitalization will have the following tax consequences (except as results from any modifications approved under Section 6.6 hereof):

         (i) the Contribution and the Equity Roll-Over shall be tax-free under U.S. law other than with respect to the treatment of loans against Equity Units exchanged or cancelled in the Equity Roll-Over;

         (ii) the Recapitalization transaction shall generate approximately $51.5 million of assets which are deductible or amortizable for tax purposes;

         (iii) the exchange of Equity Units for cash in the Offers, Mergers and Special Compensation Arrangements shall generate a total of approximately $204 million in compensation deductions in 1996 and 1997 (with up to an additional $30 million (less any deductions unavailable due to Section 280G of the Code) in compensation deductions with respect to certain previously repurchased Equity Units);

         (iv) the exercise of Roll-Over Options by U.S. taxpayers shall generate further deductions upon exercise based on the difference between the then fair market value of the underlying shares of Y&R Common Stock and the exercise price of the Roll-Over Option;

         (v) the vesting of the shares of Y&R Common Stock held by the Management Investors who are U.S. taxpayers under the Restricted Stock Trust shall generate further deductions based on the then fair market value of the shares of Y&R Common Stock; and

         (vi) neither the Company nor any Subsidiary of the Company will be obligated as a result of the transactions in connection with the Recapitalization to be consummated at Closing to make a payment that would be a material "excess parachute payment" to a "disqualified individual," as those terms are defined in Section 280G of the Code except as disclosed in
    Section 3.4(b) of the Company Disclosure Letter.

         (l) Shareholder Approval. If the parties reasonably determine that approval by the holders of Company Preferred Stock is necessary in order to satisfy the condition contained in subsection (k)(vi) above, then such approval shall have been obtained.

         (m) Corporate Proceedings. Holdings shall have filed an Amended and Restated Certificate of Incorporation and adopted Amended and Restated By-laws, as contemplated by Section 2.2.

         7.2 Conditions to Obligations of the HFCP Investors. The obligations of the HFCP Investors to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions, any or all of which may be waived in whole or part by the HFCP Investors, to the extent permitted by applicable law:

         (a) Representations and Warranties True. Without regard to any amendment to the Company's Disclosure Letter permitted under Section 6.11, the representations and warranties of each of the Company, the Partnership, Holdings and Y&R DEL shall have been true and accurate when made and shall be true and accurate at the time of the Closing with the same effect as though such representations and warranties had been made at such time, except (i) for changes resulting from the consummation of the transactions contemplated by this Agreement, the Merger Agreements and the Closing Agreements, (ii) for changes consented to by the HFCP Investors pursuant to Section 6.1 and (iii) for representations and warranties that speak as of a specific date other than the Closing Date (which need only be correct as of such date).

         (b) Performance. Each of the Company, the Partnership, Holdings and Y&R DEL shall have performed or complied with all agreements and conditions contained herein or in the Merger Agreements required to be performed or complied with by it prior to or at the time of the Closing.

         (c) No Material Adverse Change. Since December 31, 1995, there shall have been no material adverse change in the Business Condition of the Company and its Subsidiaries, taken as a whole.

         (d) Current Management. The following employees of the Company shall continue to hold the positions and offices they hold with the Company as of the date hereof: Thomas Bell, Peter Georgescu, Mitchell Kurz, John McGarry and Edward Vick.

         (e) Compliance Certificate. The Company shall have delivered to the HFCP Investors a certificate, dated the date of the Closing, signed by or on behalf of the Company by the Chairman or any Vice Chairman, certifying as to the fulfillment of the conditions specified in Sections 7.2(a) and (b) with respect to the Company and the Partnership and the conditions specified in Sections 7.2(c) and 7.2(d).

         (f) Proceedings. All corporate proceedings taken by the Company and its Subsidiaries and Holdings and Y&R DEL in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in all respects to the HFCP Investors, and the HFCP Investors shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

         (g) Appraisal Rights. The holders of more than 20% of the Equity Units shall not have sought appraisal or dissenters' rights or otherwise objected to the Offers or the Mergers.

         (h) Absence of Litigation. No Action shall be pending or threatened which relates to the transactions contemplated by this Agreement and (i) seeks to enjoin such transactions or impose any remedy, condition or restriction with respect thereto or (ii) could have a material adverse effect on the Business Condition of the Company and its Subsidiaries, taken as a whole.

         (i) Equity Roll-Over. The composition of the Initial Management Investors as participants in the Equity Roll-Over, and the Net Equity Value Rolled by each Initial Management Investor identified in Section 7.2(d), shall be substantially as heretofore disclosed to the HFCP Investors.

         (j) Repayment of Loans. The Company shall have made arrangements satisfactory to the HFCP Investors, in their reasonable judgment, for the repayment by holders of Equity Units of substantially all loans or advances (other than relocation loans) from the Company or its Subsidiaries, and the release of substantially all guarantees by the Company or its Subsidiaries of loans by third parties to holders of Equity Units, to the extent not offset against Equity Units contributed or surrendered (i) under the Stock Subscription Agreement or (ii) in the Offers, the Mergers or the Special Compensation Arrangements.

         7.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

         (a) Representations and Warranties True. The representations and warranties of the HFCP Investors shall have been true and accurate when made and shall be true and accurate at the time of the Closing with the same effect as though such representations and warranties had been made at such time, except for (i) changes resulting from the consummation of the transactions contemplated by this Agreement, the Merger Agreements and the Closing Agreements and (ii) representations and warranties that speak as of a specific date other than the Closing Date (which need only be correct as of such date).

         (b) Performance. The HFCP Investors shall have performed or complied with all agreements and conditions contained herein or in the Merger Agreements required to be performed or complied with by them prior to or at the time of the Closing.

         (c) Compliance Certificate. The HFCP Investors shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer of the Ultimate General Partner, certifying as to the fulfillment of the conditions specified in Sections 7.3(a) and 7.3(b).

         (d) Proceedings. All corporate and partnership proceedings taken by the HFCP Investors in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in all respects to the Company, and the Company shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

                                  ARTICLE VIII

                                   TERMINATION

         8.1 Termination by Mutual Consent. This Agreement may be terminated and transactions contemplated hereby may be abandoned at any time prior to the Closing by the mutual written consent of the HFCP Investors and the Company.

         8.2 Termination by Either the HFCP Investors or the Company. This Agreement may be terminated (upon notice from the terminating party to the other parties) and the transactions contemplated hereby may be abandoned by action of the Board of Directors of either the Ultimate General Partner or the Company if
(a) the Closing shall not have been consummated by December 31, 1996 (provided that the right to terminate this Agreement under this clause (a) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date) or (b) any Governmental Authority shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such Order shall have become final and nonappealable.

         8.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and other transactions contemplated hereby pursuant to this
Article VIII, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in Article IX and Section 10.2 hereof, and in the Stockholders' Agreement, and except that nothing herein will relieve any party from liability for any breach of this Agreement occurring prior to such termination.

                                   ARTICLE IX

                                 INDEMNIFICATION

            9.1 Indemnification Relating to the Agreement. (a) The Restricted Stock Trust shall indemnify and hold harmless the HFCP Investors and each director, officer, successor and assign of the HFCP Investors, the Ultimate General Partner and its Subsidiaries (together, the "Indemnitees"), to the extent and in the manner provided for in the Restricted Stock Trust Agreement and this Article IX, from and against any and all losses, liabilities, claims, damages (including punitive, consequential or treble damages), obligations, liens, assessments, judgments, awards and fines (including those arising out of any pending or threatened Action, including any settlement or compromise thereof) and any reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and expenses incurred in connection with any pending or threatened Action) ("Losses") resulting or arising from:

            (i) after giving effect to any amendment to the Company Disclosure Letter permitted under Section 6.11, the failure of the representations and warranties of the Company and the Partnership set forth in Sections 3.1 through
3.4 (inclusive) to be true and correct when made and at the time of Closing (except (A) for changes resulting from the consummation of the transactions contemplated by this Agreement, the Merger Agreements and the Closing Agreements, (B) for changes consented to by the HFCP Investors pursuant to
Section 6.1 and (C) to the extent such representations and warranties speak as of a specific date, then such representations and warranties need be true only as of such date); or

           (ii) after giving effect to any amendment to the Company Disclosure Letter permitted under Section 6.11, the failure of the representations and warranties of the Company and the Partnership set forth Sections 3.5 through
3.20 (inclusive) to be true and correct to the knowledge of the Board of Directors of the Company when made and at the time of Closing (except (A) for changes resulting from the consummation of the transactions contemplated by this Agreement, the Merger Agreements and the Closing Agreements, (B) for changes consented to by the HFCP Investors pursuant to Section 6.1 and (C) to the extent such representations and warranties speak as of a specific date, then such representations and warranties need be true only as of such date); or

          (iii) any failure of the Company and the Partnership to comply with, or nonfulfillment of, any covenant or agreement of the Company and the Partnership, respectively, set forth in Sections 6.1, 6.4 or 6.7 of this Agreement to be performed by it prior to Closing; or

           (iv) any direct or indirect liability (including by reason of any indemnity paid to any Person who is or was a member of the Board of Directors of the Company or Holdings, as contemplated by Section 6.8 or otherwise) for damages to a current holder of an Equity Unit (other than such a holder who becomes an Initial Management Investor) relating to the fairness of the amount received by such holder in the Offers or the Mergers, or as a result of the Special Compensation Arrangements, as the case may be, provided that the fairness claim by such holder was asserted prior to the earlier of (A) the filing of a registration statement relating to an Initial

Public Offering (as defined in the Stockholders' Agreement) or (B) the approval of a Change of Control (as defined in the Stock Option Plan) by the HFCP Investors and the Management Voting Trust; or

            (v) any direct or indirect liability as a result of the indemnity by the Company of the Voting Trustees pursuant to Section 5 of the Management Voting Trust Agreement where the indemnity of the Voting Trustees relates solely to a dispute among the Voting Trustees, or an Action by one or more Voting Trustees against one or more other Voting Trustees.

            (b) To the extent that the Company or Y&R incurs a Loss resulting or arising from the items specified in subsections (i) through (v) of subsection
(a) of this Section 9.1, the HFCP Investors shall be deemed to have incurred a corresponding Loss in an amount that represents the same percentage of the Loss suffered by the Company or Y&R as the percentage of the Outstanding Shares (as defined in the Stockholders' Agreement) then owned by the HFCP Investors. The amount of any Losses in respect of which indemnity may be sought hereunder shall be (i) net of any amounts recovered or recoverable by the Indemnitee under insurance policies, (ii) net of the amount of any reserve specifically allocated to the matter giving rise to the indemnity which is reflected in the Company Financial Statements and (iii) net of the present value of net tax benefits that would accrue to the Company.

            (c) The Restricted Stock Trust shall in no event release shares of Restricted Stock to Management Investors in accordance with the terms of the Restricted Stock Plan prior to the later of (i) delivery to the HFCP Investors of the Company's audited financial statements for the year ending December 31, 1997 and (ii) with respect to shares of Restricted Stock having an aggregate Public Market Value (as of the date of the Regular Valuation (as defined in the Stockholders' Agreement) preceding, and closest in time to, the date of the applicable Claim Notice) equal to the amount subject to any Claim Notice then pending and unpaid, the earlier of the date such pending claim for indemnification is (A) paid to the HFCP Investors, (B) determined pursuant to a final Order not to be payable or (C) the HFCP Investors and the Management Voting Trust otherwise agree. The Restricted Stock Trust shall in no event release shares of Restricted Stock with respect to the Indemnitees hereunder, and no such shares shall be subject to hold-back as provided in clause (ii) of this subsection (c) unless the date of the Claim Notice with respect thereto is prior to the later of (x) the delivery to the HFCP Investors of the Company's audited financials for the year ending December 31, 1997 and (ii) an Initial Public Offering or a Change of Control (as such terms are defined in the Stockholders' Agreement and the Stock Option Plan, respectively).

            Section 9.2 Notice of Potential Claims. (a) The Indemnitee shall deliver written notice (a "Potential Indemnity Notice") to the Restricted Stock Trust and the Management Voting Trust within the earlier of ten (10) days of receipt of written notice of a third-party claim, or thirty (30) days from discovery of any other matters, which may give rise to a claim for indemnification or reimbursement under this Agreement. A Potential Indemnity Notice shall set forth in reasonable detail to the extent then available the facts concerning the action, suit, proceeding, claim, or loss and the basis on which the indemnified party believes this indemnity applies. The failure to give such Potential Indemnity Notice shall not affect the right of the Indemnitee to indemnity hereunder unless such failure has materially and adversely affected the rights of the indemnitor; provided, however, that in the case of indemnity sought under Section 9.1(a)(i) or 9.1(a)(ii) hereof, there shall be no right to indemnity as to any matter for which no Potential Indemnity Notice is given during the period for which such representations and warranties survive, as set forth in Section 10.1.

            (b) In the event the Potential Indemnity Notice relates to a third party claim against the Indemnitees or with respect to which the Indemnitees could seek indemnity hereunder, at any time after thirty (30) days from the giving of such Potential Indemnity Notice, the Indemnitees may, at their option, contest, settle or otherwise compromise, or pay such claim, unless they shall have received notice from the Management Voting Trust that the Management Voting Trust intends to assume the defense of any such matter, in which case the Indemnitees shall have the right, at no cost or expense to the Restricted Stock Trust, to participate in such defense. If the Management Voting Trust assumes the defense of such matter, (i) it shall keep the Indemnitees fully apprised at all times as to the status of the defense and (ii) the Company shall advance the cost of such defense to the Management Voting Trust on behalf of the Restricted Stock Trust, subject to the Indemnitees' right to indemnification for a portion of such costs incurred by the Company in the event that the Indemnitees incur a Loss (other than solely as a result of such expenses) with respect to such third party claim as contemplated by Section 9.1 hereof.

            (c) If the Management Voting Trust does not assume the defense of such matter, and in any event until the Management Voting Trust states in writing that it will assume the defense, the Company shall advance all costs of the Indemnitees arising out of the defense until the defense is assumed, subject to the Indemnitees' right to indemnification for a portion of such costs incurred by the Company in the event that the Indemnitees incur a Loss (other than solely as a result of such expenses) with respect to such third party claim as contemplated by Section 9.1 hereof; provided, however, that the Indemnitees shall consult with the Management Voting Trust and obtain the consent of the trustees thereunder, which shall not be unreasonably withheld or delayed, to any payment or settlement of any such claim. The Indemnitees shall take all appropriate action to permit and authorize the Restricted Stock Trust fully to participate, to the extent provided above, in the defense of any such claim and to keep the Management Voting Trust apprised at all times as to the status of the defense.

            Section 9.3 Indemnification Procedures. (a) In the event any Indemnitee suffers direct or indirect Losses resulting or arising from any of the events set forth in subsections (a)(i) through (a)(v) of Section 9.1 hereof, such Indemnitee shall promptly submit a formal claim for indemnification to the Restricted Stock Trust and the Management Voting Trust hereunder; provided however, that the first such notice of claim shall not be given unless and until the aggregate amount of such Losses exceeds $5,000,000. Each such notice of claim shall contain a reasonable description of the basis for indemnification and the amount of the Losses (which, in the case of the first such notice, shall exclude the initial $5,000,000) for which indemnification is sought (a "Claim Notice").

            (b) Subject to subsection (c) hereof, upon the later of (i) five Business Days following receipt of a Claim Notice, and (ii) delivery of (A) written instructions from both the

HFCP Investors and the Management Voting Trust or (B) an Order (which need not be final) that indemnification is required, the Restricted Stock Trust shall deliver to Y&R a copy of the Claim Notice, together with a certificate or certificates (with accompanying stock powers effecting a transfer of such shares to the Indemnitees) representing a number of shares of Y&R Common Stock equal to or greater than a fraction, the numerator of which is the amount of Losses set forth in the Claim Notice, written instructions or Order, as the case may be, and the denominator of which is the Public Market Value per share (as defined in the Stockholders' Agreement) as of the date of the Regular Valuation (as defined in the Stockholders' Agreement) preceding, and closest in time to, the date of the Claim Notice (or if prior to the first Regular Valuation, $115); provided, however, that in no event shall the Restricted Stock Trust be required to deliver certificates representing a number of shares of Y&R Common Stock in excess of the number of shares of Y&R Common Stock it then holds (such fraction, after rounding, and after giving effect to the proviso, the "Indemnification Number"). Within five Business Days thereafter, Y&R shall (i) deliver to the Indemnitees a duly issued certificate (or certificates in the denominations designated by the Indemnitees in the Claim Notice) representing the number of shares of Y&R Common Stock equal to the Indemnification Number and (ii) if necessary due to the delivery to Y&R under this Section 9.3(b) of certificates representing a number of shares of Y&R Common Stock in excess of the Indemnification Number, deliver to the Restricted Stock Trust a duly issued certificate representing the number of shares of Y&R Common Stock equal to such excess. Notwithstanding anything to the contrary in this Section 9.3(b), if Y&R has delivered any certificates representing Y&R Common Stock to any Indemnitees pursuant to this Section 9.3(b) which the Restricted Stock Trust delivered to Y&R pursuant to any Order (other than a final Order) pursuant to subsection
(ii)(B) of this Section 9.3(b), then, to the extent that there shall be a final Order thereafter that all or part of such indemnification is not required, any such Indemnitees shall be required to immediately deliver the portion of such certificates to which they are not entitled to the Restricted Stock Trust.

            (c) In the event of any dispute arising with respect to a claim for indemnity hereunder, prior to commencing any litigation, the parties will attempt to resolve the matter through good faith consultations and negotiations. If those attempts fail, any Indemnitee or the Management Voting Trust may demand non-binding mediation by written notice to the other party. Within 15 days of receipt of the mediation notice, the party receiving such notice shall, by written notice to the other party, propose a mediator. The party seeking mediation may not unreasonably withhold consent to such selection of a mediator, and the cost of mediation shall be borne by the Company and shall not be deemed a Loss under Section 9.1(a). Such parties may also agree to replace mediation with some other form of alternative dispute resolution, such as neutral fact finding or mini trial. If any dispute cannot be resolved by the parties through negotiation, non-binding mediation or some other form of alternative dispute resolution within 60 days of the mediation notice, the dispute may be submitted to a Delaware court for resolution. The use of any alternative dispute resolution procedures will not be construed under the doctrine of laches, waiver or estoppel to adversely affect the rights of any party. Nothing in this Section 9.3(c) will prevent either party from commencing formal litigation proceedings if (i) good faith efforts to resolve the dispute under these procedures have been unsuccessful, or (ii) any delay resulting from efforts to mediate such dispute could result in serious and irreparable injury to such party. The costs and expenses of each party in such alternative dispute resolution shall be borne by the Company and shall not be deemed a Loss under Section 9.1(a). The Indemnitees shall not be entitled to interest on the amount subject to the Claim Notice.

            9.4 Remedies. The indemnity provided in this Article IX shall be satisfied solely out of the assets of the Restricted Stock Trust. The remedies provided in this Article IX shall be the exclusive remedy under this Agreement with respect to Losses arising out of the matters set forth in subsections
(a)(i) through (a)(v) of Section 9.1 hereof, but shall not preclude assertion by an Indemnitee of any causes of action that may exist, not based on breach of contract, for willful, knowing fraud (but not based on recklessness) against any Person.


                                    ARTICLE X

                            MISCELLANEOUS AND GENERAL

            10.1 Survival. For purposes of Article IX, the representations and warranties of the Company and the Partnership shall survive the Closing until 30 days following the date the audit of Y&R by Y&R's independent auditors is completed and delivered for the year ended December 31, 1997; provided, however, that for purposes of Article IX, the representations and warranties of the Company contained in Sections 3.1 through 3.4 (inclusive) shall survive without limitation, and the representations and warranties of the Company contained in
Section 3.10 and 3.11 shall survive until the applicable statute of limitations has expired. Except as set forth in the preceding sentence, the representations and warranties of the parties hereto set forth in this Agreement shall not survive the Closing. The covenants of the parties contained in this Agreement, the Merger Agreements and the Closing Agreements that contemplate or may involve actions to be taken (a) prior to the Closing shall not survive the Closing, and
(b) after the Closing shall survive until such actions shall have been taken or performed in accordance with their terms.

            10.2 Expenses. Except as specifically set forth in this Agreement, each party shall bear its own expenses, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other Persons engaged by it, incurred in connection with the Reorganization; provided, however, that if (a) the Recapitalization is not consummated because the Company enters into an agreement with another potential purchaser or other person or entity interested in an acquisition of all or part of the Company or its assets, or a recapitalization, merger or similar transaction, (b) the Recapitalization is not consummated for any reason other than a material breach by the HFCP Investors of this Agreement, or (c) the Recapitalization is consummated, the Company will reimburse HFCP for its costs and expenses in connection with the Reorganization (including the fees and expenses of HFCP's accountants, attorneys and other advisors).

            10.3 Notices, Etc. (a) All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered by hand, by messenger, or by a nationally recognized overnight delivery company, when delivered by telecopy and confirmed by return telecopy, or when delivered by first-class mail, postage prepaid and return receipt requested, in each case to the applicable addresses set forth below:

If to the Company:                  Young & Rubicam Inc.
                                    285 Madison Avenue
                                    New York, New York  10017-6486
                                    Attention:  Stephanie W. Abramson, Esq.
                                    Facsimile:  (212) 210-5544

     with a copy to:                Cleary, Gottlieb, Steen & Hamilton
                                    One Liberty Plaza
                                    New York, New York  10006
                                    Attention:  Victor I. Lewkow, Esq.
                                    Facsimile:  (212) 225-3999

If to Holdings or Y&R DEL:          Young & Rubicam Holdings Inc.
                                    c/o Young & Rubicam Inc.
                                    285 Madison Avenue
                                    New York, New York  10017-6486
                                    Attention:  Stephanie W. Abramson, Esq.
                                    Facsimile:  (212) 210-5454

     with copies to:                Cleary, Gottlieb, Steen & Hamilton
                                    One Liberty Plaza
                                    New York, New York  10006
                                    Attention:  Victor I. Lewkow, Esq.
                                    Facsimile:  (212) 225-3999

                                          and

                                    Wachtell, Lipton, Rosen & Katz
                                    51 West 52nd Street
                                    New York, New York  10019
                                    Attention:  Patricia A. Vlahakis, Esq.
                                    Facsimile:  (212) 403-2000

If to the Restricted Stock          Young & Rubicam Restricted Stock
 Trust:                               Trust
                                    c/o Young & Rubicam Inc.
                                    285 Madison Avenue
                                    New York, New York  10017-6486
                                    Attention:  Stephanie W. Abramson, Esq.
                                    Facsimile:  (212) 210-5454

     with a copy to:                Cleary, Gottlieb, Steen & Hamilton
                                    One Liberty Plaza

                                    New York, New York  10006
                                    Attention:  Victor I. Lewkow, Esq.
                                    Facsimile:  (212) 225-3999

If to the HFCP Investors:           H&F Investors III, Inc.
                                    One Maritime Plaza
                                    12th Floor
                                    San Francisco, California  94111
                                    Attention:  Philip Hammarskjold
                                    Facsimile:  (415) 788-0176

     with a copy to:                Wachtell, Lipton, Rosen & Katz
                                    51 West 52nd Street
                                    New York, New York  10019
                                    Attention:  Patricia A. Vlahakis, Esq.
                                    Facsimile:  (212) 403-2000

or to such other address as such party shall have designated by notice so given to each other party.

            (b) Whenever this Agreement contemplates delivery to, or action (such as consent, approval or waiver) by, the HFCP Investors, delivery to, or action (evidenced in writing) by, the Ultimate General Partner shall bind the HFCP Investors.

            10.4 Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified except by an instrument in writing signed by the party against whom enforcement is sought.

            10.5 No Assignment. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns; provided that, except as otherwise expressly set forth in this Agreement, neither the rights nor the obligations of any party may be assigned or delegated without the prior written consent of the other party, except the rights and obligations of the HFCP Investors to contribute all or a portion of the Contribution Amount to Holdings and/or receive Holdings Shares shall be assignable by the HFCP Investors to Affiliates of HFCP if and only if such Affiliates of HFCP shall, by a written instrument reasonably satisfactory to Holdings and the Company, agree to be bound by all of the terms and conditions of this Agreement and the Closing Agreements to which the HFCP Investors are parties.

            10.6 Entire Agreement. Except as otherwise provided herein, this Agreement and the agreements referenced herein and contemplated hereby embody the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. There are no representations, warranties or covenants by the parties hereto relating to such subject matter other than those expressly set forth in this Agreement (including the Company Disclosure Letter and the HFCP

Investors Disclosure Letter and the Exhibits hereto), the Merger Agreements, the Closing Agreements, the two letters dated October 30, 1996, and any writings expressly required hereby.

            10.7 Specific Performance. The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement, and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law and to the extent the party seeking such relief would be entitled on the merits to obtain such relief, each party waives any objection to the imposition of such relief.

            10.8 No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

            10.9 No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of and shall not be enforceable by any Person who or which is not a party hereto (other than, in the case of the indemnification provisions set forth in Section 6.8 and Article IX, each Person entitled to indemnification thereunder) or a permitted assign or successor to such party.

            10.10 Public Announcements. The HFCP Investors, Holdings, Y&R DEL and the Company shall consult with and provide reasonable cooperation to the others in connection with the issuance of press releases or other public documents describing the transactions contemplated by this Agreement.

            10.11 Governing Law. Except as otherwise specified herein, this Agreement and all disputes hereunder shall be governed by and construed and enforced in accordance with the internal laws of the State of New York (without regard to conflicts of law principles); provided that with respect to all covenants and agreements which require performance following the Company Merger, then this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware (without regard to conflicts of law principles).

            10.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

            10.13 Knowledge. The term "knowledge" and any derivatives thereof when applied to any party to this Agreement shall refer only to the actual knowledge of the members of that party's Board of Directors (or in the case of the HFCP Investors, the Board of Directors of the Ultimate General Partner), and no information known by any other employee of such party shall be imputed to such party.

            10.14 Interpretation. (a) The word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified;

            (b)  the word "or" shall not be exclusive; and

            (c) provisions shall apply, when appropriate, to successive events and transactions.

            10.15 Company Disclosure Letter. Information disclosed in any section of the Company Disclosure Letter (or pursuant to any document delivered with respect thereto) or the schedules and exhibits thereto (or pursuant to any document delivered with respect thereto) shall not be deemed, by virtue of such disclosure, to be material to the Business Condition of the Company or any of its Subsidiaries or be claimed by any party hereto to constitute evidence of such materiality or to be evidence that such information was required to be disclosed in such Company Disclosure Letter.

            IN WITNESS WHEREOF, this Contribution Agreement has been executed and delivered by the parties set forth below.


                                  YOUNG & RUBICAM INC.,
                                  a New York corporation


                                  By____________________________________
                                      Name:  Stephanie W. Abramson
                                      Title: Executive Vice President and
                                             General Counsel



                                  YOUNG & RUBICAM L.P.
                                  By its Managing General Partner,
                                    YOUNG & RUBICAM INC.,
                                    a New York Corporation


                                  By____________________________________
                                      Name:  Stephanie W. Abramson
                                      Title: Executive Vice President and
                                             General Counsel




                                  YOUNG & RUBICAM HOLDINGS INC.


                                  By____________________________________
                                      Name:  Stephanie W. Abramson
                                      Title: Secretary and Assistant Treasurer



                                  YOUNG & RUBICAM INC.,
                                  a Delaware corporation


                                  By____________________________________
                                      Name:  Stephanie W. Abramson
                                      Title: Secretary and Assistant Treasurer

                                  HELLMAN & FRIEDMAN CAPITAL
                                    PARTNERS III, L.P.
                                  By its General Partner,
                                    H&F Investors III
                                  By its Managing General Partner,
                                    Hellman & Friedman Associates
                                    III, L.P.
                                  By its Managing General Partner,
                                    H&F Investors III, Inc.


                                  By____________________________________
                                      Name:  Philip U. Hammarskjold
                                      Title: Vice President



                                  H&F ORCHARD PARTNERS III, L.P.
                                  By its General Partner,
                                    H&F Investors III
                                  By its Managing General Partner,
                                    Hellman & Friedman Associates III, L.P.
                                  By its Managing General Partner,
                                    H&F Investors III, Inc.


                                  By:____________________________________
                                      Name:  Philip U. Hammarskjold
                                      Title: Vice President



                                  H&F INTERNATIONAL PARTNERS III, L.P.
                                  By its General Partner,
                                    H&F Investors III
                                  By its Managing General Partner,
                                    Hellman & Friedman Associates III, L.P.
                                  By its Managing General Partner,
                                    H&F Investors III, Inc.


                                  By:____________________________________
                                      Name:  Philip U. Hammarskjold
                                      Title: Vice President

                                  H&F INTERNATIONAL PARTNERS III, L.P.
                                  By its General Partner,
                                    H&F Investors III
                                  By its Managing General Partner,
                                    Hellman & Friedman Associates III, L.P.
                                  By its Managing General Partner,
                                    H&F Investors III, Inc.


                                  By:____________________________________
                                      Name:  Philip U. Hammarskjold
                                      Title: Vice President

            IN WITNESS WHEREOF, this counterpart to the Contribution Agreement dated October 30, 1996 has been executed and delivered by the party set forth below.


                                      ____________________________________
                                      H. Irving Grousbeck

            IN WITNESS WHEREOF, this counterpart to the Contribution Agreement dated October 30, 1996 has been executed and delivered by the party set forth below.


                                  AMERICAN MEDIA MANAGEMENT, INC.



                                  By:____________________________________
                                     Name:
                                     Title:

            IN WITNESS WHEREOF, this counterpart to the Contribution Agreement dated October 30, 1996 has been executed and delivered by the party set forth below.

                                  YOUNG & RUBICAM RESTRICTED STOCK
                                      TRUST


                                  By THE BANK OF NEW YORK, Trustee



                                  By:____________________________________
                                      Name:
                                      Title:


                                     FORM OF
                             HFCP OPTION AGREEMENTS


            This Stock Option Agreement (this "Agreement"), is made and entered into this day of , 199 , by and between YOUNG & RUBICAM HOLDINGS INC., a New York corporation ("Holdings"), YOUNG & RUBICAM INC., a New York corporation (the "Company"), YOUNG & RUBICAM INC., a Delaware corporation and a wholly-owned subsidiary of Holdings ("Y&R DEL"), and HELLMAN AND FRIEDMAN CAPITAL PARTNERS III, L.P., a California limited partnership (the "Purchaser").(1)

----------
      The same form of agreement will be used for the other HFCP Investors.
(2) The aggregate number included for all HFCP Investors will equal to the product of (1) .33, (2) the Base Roll-Over Shares (as defined herein) and (3) the Reduction Fraction (as defined herein). The "Base Roll-Over Shares" will equal the sum of the products of (a) the number of Equity Units subject to each outstanding Company Option or Partnership Option being contributed to Holdings and (b) the Spread (as defined herein) for such outstanding Option divided by
115. The "Spread" for each Option will equal the difference between $115 and the exercise price per Equity Unit thereunder. The numerator of the Reduction Fraction will be a number equal to the number of Shares of Company Common Stock held by the HFCP Investors as of the Closing (excluding shares issuable on the Option). The denominator of the Reduction Fraction will be a number equal to the number of Shares of Company Common Stock held by Management as of the Closing on a partially diluted basis (assuming ownership of all shares held in the Restricted Stock Trust, all Base Roll-Over Shares and the shares issuable on exercise of non-performance based Executive Options, but not on exercise of performance-based Executive Options). The allocation of this aggregate number of shares to the options to be held by each HFCP Investor will be as directed by HFCP prior to Closing.

                                    RECITALS


            1. The parties hereto have entered into a Contribution Agreement dated as of October [___], 1996 (the "Contribution Agreement"). All capitalized terms not defined herein have the meanings ascribed to them in the Contribution Agreement.

            2. Pursuant to the Contribution Agreement, Holdings has agreed to grant to the Purchaser an option to purchase certain shares of Holdings' common stock, par value $.01 per share (the "Holdings Common Stock"), on the terms and subject to the conditions set forth below.

            3. Immediately following consummation of the transactions contemplated by the Contribution Agreement, Holdings will merge with and into the Company (the "Holdings Merger"). In such merger, all outstanding shares of Holdings Common Stock will become and thereafter represent shares of common stock, par value $.25 per share, of the Company ("Company Common Stock"). Thereafter, the Company will merge with and into Y&R DEL (the "Company Merger"). In such merger, all outstanding shares of Company Common Stock will become and thereafter represent shares of common stock, par value $.01 per share, of Y&R DEL ("Y&R DEL Common Stock"). Upon the effectiveness of each such merger, the surviving corporation will assume all obligations of the other constituent corporation under this Agreement, and all references to the "Company" and "Company Common Stock" herein shall be deemed to refer to (a) Holdings and Holding Common Stock prior to the Holdings Merger, (b) the Company and the Company Common Stock thereafter until the Company Merger and (c) following the Company Merger, to Y&R DEL and the Y&R DEL Common Stock, respectively, without any further action by any party hereto.


                                    AGREEMENT

            NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser agree as follows:

            1.1 Grant of Option. The Company hereby grants to the Purchaser an exclusive and irrevocable option (the "Option") to purchase from the Company 2 authorized but unissued shares of Company Common Stock (collectively, the "Option Shares") at a cash price per share of $115 (the "Exercise Price") subject to adjustment as provided in Section 1.6 hereof.

            1.2 Exercise of the Option. (a) (i) Subject to the conditions set forth in Section 1.3 hereof, the Option may be exercised by the Purchaser, in whole or in part, at any time or from time to time after the date hereof for cash or Company Common Stock.

             (ii) The Company shall not, prior to the termination of the Option, take any action which would have the effect of preventing or disabling the Company from delivering the

Option Shares to the Purchaser upon exercise of the Option or otherwise performing the Company's obligations under this Agreement.

            (b) In the event the Purchaser elects to exercise the Option, the Purchaser shall give a written notice to the Company specifying the number of the Option Shares the Purchaser will purchase and the place and date (not later than ten Business Days, nor earlier than one Business Day, from the date such notice is mailed, but not earlier than the expiration of any applicable waiting period under the HSR Act) for the closing of such purchase.

            1.3 Payment and Delivery of Certificate(s) upon Exercise of Option. (a) At any closing of any purchase of any of the Option Shares hereunder:

              (i) the Purchaser shall (1) if exercising the Option for cash, pay to the Company the aggregate price for the Option Shares so purchased by certified or cashier's check or by wire transfer, and (2) if exercising the Option for Company Common Stock, deliver to the Company a certificate or certificates representing the number of shares of Company Common Stock equal to the number of Option Shares so purchased multiplied by a fraction, the numerator of which is 115 and the denominator of which is the Public Market Value per share of Company Common Stock (as defined in the Stockholders' Agreement) as of the most recent Regular Valuation (as defined therein) preceding the date of notice of exercise pursuant to
      Section 2.04(b) of the Stockholders' Agreement (or, if prior to the first Regular Valuation, $115); provided that the Company Common Stock so used to exercise must meet then applicable eligibility criteria under GAAP;

             (ii) the Company shall deliver to the Purchaser a duly issued certificate (or certificates in the denominations designated by the Purchaser in its notice of exercise) representing the number of the Option Shares purchased (or if necessary due to the delivery under clause (i)(2) of this Section 1.3(a) by the Purchaser of certificate for a number of shares of Company Common Stock in excess of the number of shares required to be delivered under clause (i)(2) of this Section 1.3(a), the Company shall deliver to the Purchaser a duly issued certificate (or certificates in the denominations designated by the Purchaser in its notice of exercise) representing the number of the Option Shares purchased plus the number of shares of Company Common Stock represented by the certificate delivered to the Company by the Purchaser minus the number of shares of Company Common Stock required to be delivered by the Purchaser under clause (i)(2) of this Section 1.3(a)); and

            (iii) the number of Option Shares subject to the Option shall be reduced by the number of shares of Company Common Stock acquired by the Purchaser at such closing.

            (b) The obligation of the Company to deliver Option Shares at such closing shall be subject to the conditions that no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, shall be in effect which would prohibit such sale and delivery, and any applicable waiting period under the HSR Act shall have expired.

            1.4 Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser as follows:

            (a) Due Authorization, Etc. This Agreement has been duly authorized by all necessary corporate action on the part of the Company, has been duly executed by a duly authorized officer of the Company and is valid, binding and enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally, by general equitable principles and by implied covenants of good faith and fair dealing.

            (b) Option Shares. The Company has taken all necessary corporate action to authorize and reserve for issuance, upon exercise of the Option, the Option Shares. The Option Shares, upon purchase by the Purchaser, will be duly authorized, validly issued, fully paid and nonassessable, and delivered to the Purchaser free and clear of all claims, liens, charges, security interests or encumbrances of any kind, including, without limitation, any preemptive or similar rights other than those set forth in the Closing Agreements.

            (c) No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any breach or violation of, be in conflict with, or will constitute a default under, the Amended and Restated Certificate of Incorporation or the Amended and Restated By-laws of the Company or any indenture, loan or credit agreement or any other agreement or instrument to which the Company is a party, or by which the Company or any of its subsidiaries may be affected or is bound, which would have a Material Adverse Effect upon the Company.

            1.5 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as follows:

            (a) Due Authorization. This Agreement has been duly authorized by all necessary action on the part of the Purchaser and has been duly executed by a duly authorized officer of the Ultimate General Partner, and is valid, binding and enforceable against the Purchaser in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally, by general equitable principles and by implied covenants of good faith and fair dealing.

            (b) Distribution. Any shares of Company Common Stock to be acquired upon exercise of the Option will not be acquired by the Purchaser with a view to the public distribution thereof, and will not be transferred, except in a transaction registered or exempt from registration under the Securities Act and permitted by this Agreement.

            (c) No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any breach or violation of, be in conflict with, or will constitute a default under, the limited partnership agreement of the Purchaser or any indenture, loan or credit agreement or any other agreement or instrument to which the Purchaser is a party, or by which the Purchaser or any of its subsidiaries may be affected or is bound, which would have a Material Adverse Effect upon the Purchaser.

            1.6 Adjustment Upon Changes in Capitalization. In the event of any change in, or affecting, the issued and outstanding Company Common Stock by reason of any dividend, stock split, merger, recapitalization, combination, conversion, exchange of shares or other change in the corporate or capital structure of the Company, the number and kind of shares or securities subject to the Option and the Exercise Price shall be appropriately and equitably adjusted (with adjustments being cumulative if more than one of such events shall have occurred) so that the Purchaser shall receive, upon exercise of the Option, the number and class of shares of Company Common Stock or other securities or property that the Purchaser would have received in respect of Option Shares if the Option had been exercised immediately prior to such event.

            1.7 Ownership of Option Shares. The Purchaser shall hold the Option Shares subject to the terms of the Stockholders' Agreement.

            1.8 Specific Performance. The Company and the Purchaser acknowledge that the Option and the Option Shares are unique and that neither party hereto will have an adequate remedy at law if the other breaches any covenant contained herein or fails to perform any of its obligations under this Agreement. Accordingly, each party agrees that the other shall have the right, in addition to any other rights which it may have, to specific performance and equitable injunctive relief if the other party shall fail or threaten to fail to perform any of its obligations under this Agreement.

            1.9 Expiration. (a) If on the fifth anniversary of the Closing, the number of Option Shares exceeds 50% of the initial number of Option Shares (as adjusted pursuant to Section 1.6), then on such anniversary, the number of Option Shares shall be reduced to 50% of the initial number of Option Shares (as adjusted pursuant to Section 1.6).

            (b) The Option shall expire on the earlier to occur of (i) the date on which the number of Option Shares is reduced to zero, and (ii) the seventh anniversary of the Closing.

            1.10 Miscellaneous. (a) Assignability. (i) The rights and obligations of the Purchaser with respect to all or a portion of the Option shall be assignable by the Purchaser to and only to any Affiliate of the Purchaser, if and only if such Affiliate shall, by a written instrument reasonably satisfactory to the Company, agree to assume all of the Purchaser's obligations hereunder and to be bound by all of the terms and conditions of this Agreement and the Stockholders' Agreement.

             (ii) The obligations of the Company shall not be assignable without the prior written consent of the Purchaser, and any purported assignment without such prior written consent shall be null and void.

            (b) Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give to any third party any rights or remedies by virtue of this Agreement or any exercise or non-exercise of the Option granted hereby.

            (c) Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

            (d) Notices. Except as otherwise expressly provided herein, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given to any party when delivered by hand, by messenger or by a nationally recognized overnight delivery company, when delivered by telecopy and confirmed by return telecopy, or when delivered by first-class mail, postage prepaid and return receipt requested, to the parties at the addresses set forth below:

If to the Company:                  Young & Rubicam Holdings Inc. and
                                      Young & Rubicam Inc.
                                    285 Madison Avenue
                                    New York, New York  10017-6486
                                    Attention:  Stephanie W. Abramson, Esq.
                                    Facsimile:  (212) 210-5544

     with a copy to:                Cleary, Gottlieb, Steen & Hamilton
                                    One Liberty Plaza
                                    New York, New York  10006
                                    Attention:  Victor I. Lewkow, Esq.
                                    Facsimile:  (212) 225-3999

If to the Purchaser:                H&F Investors III, Inc.
                                    One Maritime Plaza
                                    12th Floor
                                    San Francisco, California  94111
                                    Attention:  Philip Hammarskjold
                                    Facsimile:  (415) 788-0176

     with a copy to:                Wachtell, Lipton, Rosen & Katz
                                    51 West 52nd Street
                                    New York, New York  10019
                                    Attention:  Patricia A. Vlahakis, Esq.
                                    Facsimile:  (212) 403-2000


The addresses set forth above may be changed by any party upon furnishing to the other party a notice of change of address in accordance with the terms of this paragraph.

            (e) Governing Law. Prior to the Company Merger, this Agreement shall be governed by and construed in accordance with the law of the State of New York; provided, however, that following the Company Merger, this Agreement shall be governed by and construed in accordance with the law of the State of Delaware.

            (f) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement.

            (g) Effect of Headings. The section and paragraph headings herein are for convenience only and shall not affect the construction hereof.

            (h) Time of the Essence. The parties agree that time shall be of the essence in the performance of obligations hereunder.

            (i) Survival of Representations and Warranties. The representations, warranties, covenants and agreements shall survive any closing pursuant to this Agreement.

            (j) Expenses. Subject to subsection (m) below, each of the parties hereto shall pay all fees and expenses it incurs in connection with this Agreement.

            (k) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

            (l) Entire Agreement. This Agreement and the other agreements referenced herein constitute the entire agreement between the Company and the Purchaser with respect to the matters covered herein and supersede any prior negotiations, understandings or agreements with respect to the matters contemplated hereby.

            IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties set forth below.


                                  YOUNG & RUBICAM HOLDINGS INC.


                                  By /s/
                                     -----------------------------------
                                     Name:
                                     Title:


                                  YOUNG & RUBICAM INC.,
                                    a New York corporation


                                  By /s/
                                     -----------------------------------
                                     Name:
                                     Title:


                                  YOUNG & RUBICAM INC.,
                                    a Delaware corporation


                                  By /s/
                                     ---------------------------------
                                     Name:
                                     Title:



                                  HELLMAN & FRIEDMAN CAPITAL
                                    PARTNERS III, L.P.
                                  By its General Partner,
                                    H&F Investors III
                                  By its Managing General Partner,
                                    Hellman & Friedman Associates
                                    III, L.P.
                                  By its Managing General Partner,
                                    H&F Investors III, Inc.


                                  By /s/
                                     -----------------------------------
                                     Name:
                                     Title:

                                                                      EXHIBIT 11
                                                       TO CONTRIBUTION AGREEMENT


                        CONDITIONS TO THE OFFERS AND THE
                        SPECIAL COMPENSATION ARRANGEMENTS

            All capitalized terms not defined herein have the meanings ascribed to them in the Contribution Agreement. As used herein, "Non-Participating Employees" means holders of Equity Units who will not, immediately after the transactions contemplated in the Contribution Agreement (the "Recapitalization Transactions"), own shares of Holdings Common Stock or Roll-Over Options.

            Notwithstanding any other provision of the Offers or the Special Compensation Arrangements, Holdings and the Company shall not be required to accept for payment, purchase or pay for any Equity Units tendered, or to make any payments pursuant to the Special Compensation Arrangements, and Holdings and the Company may, subject to the terms and conditions of the Contribution Agreement, terminate or amend the Offers or the Special Compensation Arrangements as to any Equity Units not then accepted for payment, shall not be required to accept for payment or pay for any Equity Units or make payments pursuant to the Special Compensation Arrangements, or may delay the acceptance for payment of Equity Units tendered or surrendered, if (i) the Contribution Agreement shall have been terminated or amended to so provide or (ii) at the expiration of the Offers (as they may be extended at the discretion of the Company and Holdings, subject to the Contribution Agreement), any of the following conditions are not satisfied:

            (a) a majority of the shares of Company Common Stock held by Non-Participating Employees (including the Savings Plan and the Profit Sharing Plan) shall have been tendered pursuant to the Company Offer (including the tender of a sufficient number of shares of Company Common Stock so that, together with Company Common Stock exchanged pursuant to the Equity Roll-Over, Holdings will, upon acceptance for payment of such shares, own not less than two-thirds of the outstanding shares of Company Common Stock), and the holders thereof by so tendering shall have consented to the Recapitalization Transactions;

            (b) a majority of the LPU's held by Non-Participating Employees shall have been tendered pursuant to the Partnership Offer (including the tender of a sufficient number of LPU's so that, together with LPU's exchanged pursuant to the Equity Roll-Over, the Company and Holdings will, upon acceptance for payment, together own not less than two-thirds of the outstanding LPU's), and the holders thereof by so tendering shall have consented to the Recapitalization Transactions;

            (c) the holders of at least 80% of the aggregate number of Equity Units that will not be contributed to Holdings, or surrendered for cancellation, in the Equity Roll-Over, shall have tendered their shares of Company Common Stock or LPU's pursuant to the Offers, or surrendered their Company Options, Partnership Options or rights with respect to GPU's in connection with the Special Compensation Arrangements, and by so tendering or surrendering shall have consented to the Recapitalization Transactions;

            (d) United States Trust Company of California, N.A., as independent fiduciary of the Savings Plan and the Profit Sharing Plan, shall have tendered all shares of Company Common Stock owned by the Savings Plan and the Profit Sharing Plan pursuant to the Company Offer;

            (e) the Initial Management Investors shall have executed the Stock Subscription Agreement agreeing to the Equity Roll-Over for at least $201 million of Holdings Shares (valued at $115 per share) and Roll-Over Options (valued at $115 per share subject to the Roll-Over Option less the exercise price therefor) (including a sufficient number of LPU's so that the holders thereof, together with the HFCP Investors and the Director Investors, will own at least 80% of the Y&R Common Stock outstanding immediately following the Recapitalization Transactions); and

            (f) each of the other conditions to the Contribution shall have been satisfied (other than to the extent subject to consummation of the Offers or to consummation of other aspects of the Recapitalization, if the other conditions with respect thereto have been satisfied), and the other aspects of the Recapitalization to be consummated concurrently with or immediately following consummation of the Offers shall be capable of being so consummated.

The Company or Holdings may assert any of the foregoing conditions if it, in its sole judgment (subject to the terms of the Contribution Agreement), in any case, and regardless of the circumstances (including any action or inaction by any party to the Contribution Agreement or any of their Affiliates giving rise to the non-satisfaction of any such condition), determines that as a result thereof it is inadvisable to proceed with the Recapitalization Transactions.

            The foregoing conditions are for the sole benefit of the Company and Holdings and may be asserted regardless of the circumstances (including any action or inaction by the Company or Holdings or any of their Affiliates giving rise to the non-satisfaction of any such condition) or waived by the Company or Holdings in whole or in part at any time or from time to time in its discretion subject to the terms and conditions of the Contribution Agreement, except that conditions (a), (b) and (d) shall not be waivable. The failure of the Company or Holdings at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Subject to the Contribution Agreement, any determination by the Company or Holdings concerning the events described above will be final and binding on all parties.